                                                                   Exhibit 10.11

                              AMENDED AND RESTATED
                TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT

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                          MARINE TRANSPORT LINES, INC.

                                                 Borrower

                The Financial Institutions Listed on Schedule 1,

                                                 Lenders

                                       and

                              DEN NORSKE BANK ASA,

                                                 Agent

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                               as of June 17, 1998
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                                      INDEX

                                                                            PAGE
                                                                            ----

SECTION 1  DEFINITIONS......................................................   1

         1.1           Defined Terms........................................   1
         1.2           Construction.........................................  23
         1.3           Accounting Terms.....................................  23

SECTION 2  REPRESENTATIONS AND WARRANTIES...................................  23

         2.1(a)        Due Organization and Power...........................  23
         2.1(b)        Authorization and Consents...........................  23
         2.1(c)        Binding Obligations..................................  24
         2.1(d)        No Violation.........................................  24
         2.1(e)        Litigation...........................................  24
         2.1(f)        No Default...........................................  24
         2.1(g)        Vessels..............................................  24
         2.1(h)        Insurance............................................  25
         2.1(i)        Citizenship and Qualification
                          as Owner..........................................  25
         2.1(j)        Financial Information................................  25
         2.1(k)        Tax Returns..........................................  26
         2.1(l)        ERISA................................................  26
         2.1(m)        Chief Executive Office...............................  26
         2.1(n)        Foreign Trade Control Regulations....................  26
         2.1(o)        Equity Ownership.....................................  27
         2.1(p)        Environmental Matters................................  27
         2.1(q)        Pending, Threatened or Potential
                          Environmental Claims..............................  28
         2.1(r)        Compliance with ISM Code.............................  28
         2.1(s)        Threatened Withdrawal of DOC or SMC..................  28
         2.1(t)        Year 2000 Issue......................................  28

SECTION 3  ADVANCES.........................................................  28

         3.1           Purposes.............................................  28
         3.2           Term Loan Advances...................................  29
         3.3           Revolving Credit Facility Advances...................  29
         3.4           Drawdown Notice......................................  29
         3.5           Effect of Drawdown Notices...........................  29
         3.6           Notation of Advances.................................  30


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SECTION 4  CONDITIONS.......................................................  30

         4.1           Conditions to Restructure the Term Loan
                          and Revolving Credit Facility.....................  30
         4.2           Further Conditions Precedent.........................  35
         4.3           Satisfaction After Drawdown..........................  36
         4.4           Breakfunding Costs...................................  36

SECTION 5  REPAYMENT, PREPAYMENT AND
                          REDUCTION OF FACILITY.............................  36

         5.1           Repayment of Term Loan...............................  36
         5.2           Revolving Credit Facility............................  36
         5.3           Voluntary Prepayment of Term Loan....................  37
         5.4           Mandatory Prepayment of Term Loan....................  37
         5.5           Prepay Term Loans Pro Rata...........................  37
         5.6           Application of Prepayments...........................  37
         5.7           Voluntary Reduction of Revolving
                          Credit Facility...................................  37

SECTION 6  INTEREST AND RATE................................................  38

         6.1           Term Loan Applicable Rate
                          and Default Rate..................................  38
         6.2           Revolving Credit Facility Applicable
                          Rate and Default Rate.............................  38
         6.3           Determination of Applicable Margin...................  38
         6.4           Determination of LIBOR...............................  38
         6.5           Interest Periods.....................................  39
         6.6           Interest Payments....................................  39
         6.7           Payment on Banking Day...............................  39
         6.8           Calculation of Interest..............................  39

SECTION 7  PAYMENTS.........................................................  39

         7.1           Place of Payments, No Set Off........................  39
         7.2           Tax Credits..........................................  40

SECTION 8  EVENTS OF DEFAULT................................................  40

         8.1(a)        Non-Payment of Principal.............................  40
         8.1(b)        Non-Payment of Interest or
                          Other Amounts.....................................  40
         8.1(c)        Representations......................................  40
         8.1(d)        Covenants............................................  40
         8.1(e)        Indebtedness.........................................  41


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         8.1(f)        Change of Control; Ownership or
                          Management of Other Security Parties..............  41
         8.1(g)        U.S. Citizenship.....................................  41
         8.1(h)        Bankruptcy...........................................  41
         8.1(i)        Termination of Operations;
                          Sale of Assets....................................  42
         8.1(j)        Judgments............................................  42
         8.1(k)        Inability to Pay Debts...............................  42
         8.1(l)        Change in Financial Position.........................  42
         8.1(m)        Relevant Contracts...................................  42
         8.1(n)        Key Management Agreements............................  42
         8.1(o)        Related Credit Agreement;  OMI COLUMBIA Loan
                       Documents and Mortgage Securing OMI Debt.............  42
         8.2           Indemnification......................................  43
         8.3           Application of Moneys................................  43

SECTION 9  COVENANTS........................................................  44

         9.1(A)(i)     Performance of Agreements............................  44
         9.1(A)(ii)    Notice of Default; Litigation
                          and Adverse Change................................  44
         9.1(A)(iii)   Obtain Consents......................................  45
         9.1(A)(iv)    Financial Information................................  45
         9.1(A)(v)     U.S. Citizenship; Qualification
                          to Own Foreign Flag Vessels.......................  46
         9.1(A)(vi)    Corporate Existence..................................  46
         9.1(A)(vii)   Books and Records....................................  46
         9.1(A)(viii)  Taxes and Assessments................................  46
         9.1(A)(ix)    Inspection...........................................  46
         9.1(A)(x)     Compliance with Statutes, etc........................  46
         9.1(A)(xi)    Environmental Matters................................  47
         9.1(A)(xii)   ERISA................................................  47
         9.1(A)(xiii)  Vessel Management....................................  47
         9.1(A)(xiv)   Cash.................................................  47
         9.1(A)(xv)    Working Capital......................................  48
         9.1(A)(xvi)   Debt Service Coverage Ratio..........................  48
         9.1(A)(xvii)  Total Debt to EBITDA.................................  48
         9.1(A)(xviii) Brokerage Commissions, etc...........................  48
         9.1(A)(xix)   Deposit Accounts; Assignment.........................  48
         9.1(A)(xx)    Proceeds of Marine Car Carriers (MI).................  49
         9.1(A)(xxi)   Year 2000 Issue......................................  49
         9.1(A)(xxii)  ISM Code Matter......................................  49
         9.1(A)(xxiii) OMI COLUMBIA.........................................  49
         9.1(B)(i)     Liens................................................  50
         9.1(B)(ii)    Loans, Advances and Investments......................  51
         9.1(B)(iii)   Indebtedness ........................................  51


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         9.1(B)(iv)    Permitted Third Party Debt...........................  51
         9.1(B)(v)     Guarantees, etc......................................  52
         9.1(B)(vi)    Changes in Business..................................  52
         9.1(B)(vii)   Use of Corporate Funds...............................  52
         9.1(B)(viii)  Issuance of Shares...................................  52
         9.1(B)(ix)    Sale of Shares.......................................  52
         9.1(B)(x)     Sale of Assets.......................................  52
         9.1(B)(xi)    Capital Expenditures.................................  52
         9.1(B)(xii)   Changes in Offices or Names..........................  52
         9.1(B)(xiii)  Changes in Management................................  53
         9.1(B)(xiv)   Consolidation and Merger.............................  53
         9.1(B)(xv)    Chartering-in of Vessels.............................  53
         9.1(B)(xvi)   Dividends    ........................................  53
         9.1(B)(xvii)  Loan From Marine Car Carriers (MI)...................  53
         9.2    Vessel Valuations...........................................  53
         9.3    Asset Maintenance...........................................  53
         9.4    Inspection and Survey Reports...............................  54

SECTION 10  ASSIGNMENT......................................................  54

SECTION 11  ILLEGALITY, INCREASED COST,
                        NON-AVAILABILITY, ETC...............................  55

         11.1          Illegality   ........................................  55
         11.2          Increased Cost.......................................  55
         11.3          Nonavailability of Funds.............................  56
         11.4          Agent's Certificate Conclusive.......................  56
         11.5          Compensation for Losses..............................  56

SECTION 12  CURRENCY INDEMNITY..............................................  58

         12.1          Currency Conversion..................................  58
         12.2          Change in Exchange Rate..............................  58
         12.3          Additional Debt Due..................................  58
         12.4          Rate of Exchange.....................................  58

SECTION 13  FEES AND EXPENSES...............................................  58

         13.1          Commitment Fee.......................................  58
         13.2          Facility Fee.........................................  58
         13.3          Other Fees...........................................  59
         13.4          Expenses.............................................  59

SECTION 14  APPLICABLE LAW, JURISDICTION AND WAIVER.........................  59

         14.1          Applicable Law.......................................  59


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         14.2          Jurisdiction ........................................  59
         14.3          Waiver Of Jury Trial.................................  60

SECTION 15  THE AGENT.......................................................  60

         15.1(a)       Appointment of Agent.................................  60
         15.1(b)       Appointment of Security Trustee......................  60
         15.2          Distribution of Payments.............................  61
         15.3          Holder of Interest in Note...........................  61
         15.4          No Duty to Examine, Etc..............................  61
         15.5          Agent as Lender......................................  61
         15.6(a)       Obligations of Agent.................................  61
         15.6(b)       No Duty to Investigate...............................  61
         15.7(a)       Discretion of Agent..................................  61
         15.7(b)       Instructions of Majority Lenders.....................  61
         15.8          Assumption re Event of Default.......................  62
         15.9          No Liability of Agent or Lenders.....................  62
         15.10         Indemnification of Agent.............................  62
         15.11         Consultation with Counsel............................  63
         15.12         Resignation  ........................................  63
         15.13         Representations of Lenders...........................  63
         15.14         Notification of Event of Default.....................  63

SECTION 16  NOTICES AND DEMANDS.............................................  63

         16.1          Notices in Writing...................................  63
         16.2          Addresses for Notice.................................  64
         16.3          Notices Deemed Received..............................  64

SECTION 17  MISCELLANEOUS...................................................  64

         17.1          Time of Essence......................................  64
         17.2          Unenforceable, etc., Provisions -
                          Effect............................................  64
         17.3          Indemnification......................................  65
         17.4          References...........................................  65
         17.5          Further Assurances...................................  65
         17.6          Prior Agreements, Merger.............................  65
         17.7          Entire Agreement, Amendments.........................  66
         17.8          Headings.............................................  66

CONSENT AND AGREEMENT AND ACCOUNT ASSIGNMENT................................  67


                                       v
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SCHEDULES

      1        LENDERS

      2        GUARANTORS

      3        OTHER SUBSIDIARIES

      4        MORTGAGED VESSELS

      5        OTHER VESSELS

      6        MANAGEMENT AGREEMENTS

      7        LITIGATION, SUITS, PROCEEDINGS AND
               ENVIRONMENTAL CLAIMS

EXHIBITS

      1        AMENDED AND RESTATED TERM LOAN NOTE

      2        AMENDED AND RESTATED REVOLVING CREDIT FACILITY NOTE

      3        AMENDED AND RESTATED GUARANTY

      4        U.S. MORTGAGE

      5        U.S. MORTGAGE AMENDMENT

      6        LIBERIAN MORTGAGE

      7        LIBERIAN MORTGAGE AMENDMENT

      8        EARNINGS ASSIGNMENTS

      9        INSURANCES ASSIGNMENTS

      10       GENERAL SECURITY AGREEMENT

      11       ASSIGNMENT OF VESSEL MANAGEMENT RECEIVABLES

      12       ASSIGNMENT OF JOINT VENTURE PROCEEDS

      13       ASSIGNMENT OF GOVERNMENT RECEIVABLES


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      14       NEGATIVE PLEDGE

      15       DRAWDOWN NOTICE

      16       COMPLIANCE CERTIFICATE

      17       ASSIGNMENT AND ASSUMPTION AGREEMENT

      18       WESTHAMPTON INDENTURE


                                      vii
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                              AMENDED AND RESTATED
                TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT


            THIS AMENDED AND RESTATED TERM LOAN AND REVOLVING CREDIT FACILITY AGREEMENT (this "Agreement") is made as of the day of June, 1998, by and between
(1) MARINE TRANSPORT LINES, INC., a corporation incorporated under the laws of the State of Delaware with offices at 1200 Harbour Boulevard, 9th Floor, Weehawken, New Jersey (the "Borrower"), (2) the financial institutions listed on
Schedule 1 hereto (together with their respective successors and assigns hereinafter called the "Lenders") and (3) DEN NORSKE BANK ASA, acting through its New York branch, with offices at 200 Park Avenue, New York, New York 10166 (the "Agent") and amends and restates that certain term loan and revolving credit facility agreement, dated as of July 23, 1996 (the "Original Credit Agreement"), among the parties.

                                WITNESSETH THAT:

WHEREAS:

            A. Pursuant to the terms and conditions of the Original Credit Agreement, the Lenders made (1) the Term Loan to the Borrower in respect of which, as of the date hereof, the principal amount of Twelve Million One Hundred Thirteen Thousand Dollars ($12,113,000) remains outstanding and (2) the Revolving Credit Facility available to the Borrower; and

            B. The Borrower has requested and the Lender, subject to the terms and conditions hereof, has agreed to restructure the Term Loan and the Revolving Credit Facility

            NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 Defined Terms. The words and expressions specified in this Agreement shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting Firm"                 Ernst & Young, or such other
                                             recognized international accounting
                                             firm as shall be approved by the
                                             Agent, such approval not to be
                                             unreasonably withheld;

"Acquisition Agreement"                      that certain acquisition agreement,
                                             dated as of September 15, 1997,
                                             among OMI Corp.,

                                             Universal Bulk Carriers, Inc., the
                                             Borrower and the persons set forth
                                             on Exhibit A attached thereto,
                                             together with any and all
                                             amendments, modifications or
                                             waivers of provisions thereof and
                                             supplements thereto;

"Advance"                                    each Term Loan Advance and each
                                             Revolving Credit Facility Advance;

"Affiliate"                                  as to any Person, any other Person
                                             that, directly or indirectly,
                                             controls or is controlled by or is
                                             under common control with such
                                             Person. (For purposes of this
                                             definition, the term "control",
                                             including the terms "controlling",
                                             "controlled by" and "under common
                                             control with", of a Person means
                                             the possession, direct or indirect,
                                             of the power to vote 5% or more of
                                             the securities having ordinary
                                             voting power for the election of
                                             directors of such Person or to
                                             direct or cause the direction of
                                             the management and policies of such
                                             Person, whether through the
                                             ownership of voting securities, by
                                             contract or otherwise);

"AMELINA"                                    that certain 10,922 dwt Liberian
                                             flag ammonia tanker named AMELINA,
                                             Official No. 2015 documented under
                                             the laws and flag of the Republic
                                             of Liberia in the name of Oswego
                                             Chemical Carriers Corporation;

"Argosy"                                     Argosy Ventures Ltd., a Delaware
                                             not-for-profit corporation

"Assignment and Assumption                   the Assignment and Assumption
 Agreement(s)"                               Agreement(s) executed pursuant to
                                             Section 10 substantially in the
                                             form of Exhibit 17;

"Assignment Notices"                         notices for the (a) Earnings
                                             Assignments substantially in the
                                             form set out in Exhibit 1 thereto
                                             or in such other form as the Agent
                                             may agree;

                                             (b) Insurances Assignments
                                             substantially in the form set out
                                             in Exhibit 3 thereto or in such
                                             other form as the Agent may agree;

                                             (c) Assignments of Vessel
                                             Management Receivables
                                             substantially in the form set out
                                             in Exhibit 1 thereto or in such
                                             other form as the Agent may agree;

                                             (d) Assignment of Joint Venture
                                             Proceeds substantially in the form
                                             set out in Exhibit 1 thereto or in
                                             such other form as the Agent may
                                             agree; and

                                             (e) Assignments of Government
                                             Receivables substantially in the
                                             forms set out in Exhibits 1 and 2
                                             thereto or in such other form as
                                             the Agent may agree;

"Assignment of Government                    the assignments of receivables
Receivables"                                 payable to the Borrower or Intrepid
                                             Ship Management, Inc., as the case
                                             may be, for their respective
                                             contracts with MARAD executed or to
                                             be executed by the Borrower in
                                             favor of the Agent pursuant to, in
                                             the case of the Borrower, the
                                             Original Credit Agreement and, in
                                             the case of Intrepid Ship
                                             Management, Inc., Section 4.1 of
                                             this Agreement, substantially in
                                             the form of Exhibit 13 or in such
                                             other form as the Agent may agree;

"Assignment of Joint Venture                 the assignment of those proceeds to
 Proceeds"                                   which Marine Car Carriers (Del) is
                                             entitled based upon its shares in
                                             Marine Car Carriers (MI) to be
                                             executed by Marine Car Carriers
                                             (Del) in favor of the Agent
                                             pursuant to Section 4.1 of this
                                             Agreement in the form set out in
                                             Exhibit 12 or in such other form as
                                             the Agent may agree;

"Assignment of Vessel                        the assignments executed or to be
 Management Receivables"                     executed by Marine Transport
                                             Management and Intrepid Ship
                                             Management, Inc. in favor of the
                                             Agent of
                                             all right, title and interest of
                                             such Guarantors in their respective
                                             receivables pursuant to, in the
                                             case of Marine Transport
                                             Management, the Original Credit
                                             Agreement and, in the case of
                                             Intrepid Ship Management, Inc.,
                                             Section 4.1 of this Agreement,
                                             substantially in the form set out
                                             in Exhibit 11 or in such other form
                                             as the Agent may require;

"Assignments"                                the Earnings Assignments, the
                                             Insurances Assignments, the
                                             Assignments of Government
                                             Receivables, the General Security
                                             Agreements, the Assignments of
                                             Vessel Management Receivables and
                                             the Assignment of Joint Venture
                                             Proceeds;

"Banking Day(s)"                             day(s) on which banks are open for
                                             the transaction of business of the
                                             nature required by this Agreement
                                             or any other documents executed in
                                             connection herewith in London,
                                             England and New York, New York;

"CALINA" that certain 15,661 dwt Liberian flag ammonia tanker named CALINA, Official No. 2774 documented under the laws and flag of the Republic of Liberia in the name of Oswego Chemical Carriers Corporation;

"Cash Equivalents"                           (i) securities issued or directly
                                             and fully guaranteed or insured by
                                             the United States of America or any
                                             agency or instrumentality thereof
                                             (provided that the full faith and
                                             credit of the United States of
                                             America is pledged in support
                                             thereof) having maturities of not
                                             more than ninety (90) days from the
                                             date of acquisition, (ii) time
                                             deposits and certificates of
                                             deposit, denominated in Dollars, of
                                             the Agent, of any Lender or of any
                                             commercial bank of recognized
                                             standing organized under the laws
                                             of any country which is a member of
                                             the Organization of Economic
                                             Cooperation and Development or any
                                             governmental subdivision or taxing
                                             authority of any such
                                             country having capital and surplus
                                             in excess of Five Hundred Million
                                             Dollars ($500,000,000) or its
                                             equivalent in such country's
                                             currency, (any such commercial
                                             bank, a "Qualified Bank"), (iii)
                                             repurchase obligations with a term
                                             of not more than seven (7) days for
                                             underlying securities of the types
                                             described in (i) above entered into
                                             with the Agent, any Lender or any
                                             Qualified Bank, and (iv) commercial
                                             paper, denominated in Dollars,
                                             issued by the Agent, any Lender or
                                             by the parent corporation of any
                                             Qualified Bank, and commercial
                                             paper rated at least A-1 or the
                                             equivalent thereof by Standard &
                                             Poor's Corporation or at least P-1
                                             or the equivalent thereof by
                                             Moody's Investor Services, Inc.,
                                             and in each case maturing within
                                             ninety (90) days after the date of
                                             acquisition;

"Code" the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

"Collateral Vessel Value"                    the aggregate, as calculated from
                                             time to time in the manner provided
                                             in Sections 9.2 and 9.3, of (a) the
                                             FMVs of each of the Vessels then
                                             mortgaged to secure obligations
                                             owed to the Lenders under or in
                                             connection with either this
                                             Agreement or the Related Credit
                                             Agreement and (b) the value of the
                                             OMI COLUMBIA;

"Commitment(s)"                              that portion of the Term Loan and
                                             the Revolving Credit Facility set
                                             out opposite a Lender's name in
                                             Schedule 1 hereto or, as the case
                                             may be, in any relevant Assignment
                                             and Assumption Agreement, as
                                             reduced from time to time pursuant
                                             to the terms of this Agreement;

"Compliance Certificate"                     a certificate of the Chief
                                             Financial Officer of Marine
                                             Transport Corporation certifying
                                             the compliance with all of the
                                             covenants of the Borrower and
                                             Marine Transport

                                             Corporation contained herein,
                                             delivered to the Agent from time to
                                             time pursuant to Section 9.1(A)(iv)
                                             hereof in the form set out in
                                             Exhibit 16, or in such other form
                                             as the Agent may require;

"Consents and Agreements"                    such third party consents as may be
                                             required under any contract to
                                             which a Security Party is a party
                                             in order for a Security Party to
                                             grant a security interest pursuant
                                             to any Security Document;

"COURIER"                                    that certain 1977 built 35,662 dwt
                                             product tanker named COURIER,
                                             Official No. 578746, documented
                                             under the laws and flag of the
                                             United States in the name of
                                             Courier Transport, Inc.;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

"Dollars" and the sign "$"                   the legal currency, at any relevant
                                             time hereunder, of the United
                                             States of America and, for all
                                             payments hereunder, in same day
                                             funds settled through the New York
                                             Clearing House Interbank Payments
                                             system (or such other Dollar funds
                                             as may be determined by the Agent
                                             to be customary for the settlement
                                             in New York City of banking
                                             transactions of the type herein
                                             involved);

"Drawdown Date"                              each Term Loan Drawdown Date and
                                             each Revolving Credit Facility
                                             Drawdown Date;

"Drawdown Notice"                            the meaning ascribed thereto in
                                             Section 3.4;

"Earnings Assignments"                       assignments of the earnings of the
                                             Mortgaged Vessels executed or to be
                                             executed by the appropriate
                                             Shipowning Guarantor or OMI
                                             Challenger Transport, in favor of
                                             the Agent pursuant to, in the case
                                             of Existing Guarantors, the
                                             Original Credit Agreement as
                                             amended and restated
                                             hereby and, in the case of New
                                             Guarantors, Section 4.1
                                             substantially in the form set out
                                             in Exhibit 8 or in such other form
                                             as the Agent may require;

"EBITDA" means, on a consolidated basis, Marine Transport Corporation's earnings before interest, taxes, depreciation and amortization
                                             (calculated in accordance with
                                             GAAP) less income from 50% or less,
                                             directly or indirectly, owned
                                             affiliates, based on the preceding
                                             twelve (12) months actual operating
                                             income (for purposes of calculating
                                             EBITDA for the period commencing
                                             from the date hereof and ending on
                                             the first anniversary of the date
                                             hereof, the results for each
                                             quarterly reporting period shall be
                                             annualized);

"Environmental Affiliate"                    any person or entity liable for
                                             Environmental Claims, which claims
                                             any Security Party may have assumed
                                             by contract or operation of law;

"Environmental Approvals"                    the meaning ascribed thereto in
                                             Section 2.1(p);

"Environmental Claim"                        the meaning ascribed thereto in
                                             Section 2.1(p);

"Environmental Laws"                         the meaning ascribed thereto in
                                             Section 2.1(p);

"ERISA"                                      the Employee Retirement Income
                                             Security Act of 1974, as amended;

"ERISA Affiliate"                            a trade or business (whether or not
                                             incorporated) which is under common
                                             control with, or part of a
                                             controlled group of corporations
                                             with, any Security Party within the
                                             meaning of Sections 414(b), (c),
                                             (m) or (o) of the Code;

"Events of Default"                          any of the events set out in
                                             Section 8.1;

"Existing Guarantors"                        each of the companies listed on
                                             Part A of Schedule 2;

"Final Payment Date"                         June ____, 2003, or if such day is
                                             not a Banking Day, the next
                                             following Banking Day unless such
                                             next following Banking Day falls in
                                             the following month, in which case
                                             the Final Payment Date shall be the
                                             immediately preceding Banking Day;

"Financing Documents"                        this Agreement, the Notes, the
                                             Guaranty and the Security
                                             Documents;

"FMV" with respect to a Vessel, fair market value as determined in accordance with Section 9.2 hereof;

"FNBM" The First National Bank of Maryland, a bank organized and existing under the laws of the United States of America;

"Former Lenders"                             FNBM, Harrowston and Wolfson;

"Former Lenders Indebtedness:                the indebtedness of the Borrower
                                             and/or its Affiliates formerly owed
                                             to the Former Lenders in the
                                             aggregate principal amount of
                                             Twelve Million Five Hundred Twenty
                                             Eight Thousand Dollars
                                             ($12,528,000), plus accrued and
                                             unpaid interest thereon;

"GAAP"                                       the meaning ascribed thereto in
                                             Section 1.3;

"General Security Agreements"                general security agreements to be
                                             executed by each of the New
                                             Guarantors which does not own a
                                             Mortgaged Vessel in favor of the
                                             Agent pursuant to Section 4.1
                                             substantially in the form set out
                                             in Exhibit 10 or in such other form
                                             as the Agent may require;

"Guarantor(s)"                               each of the Existing Guarantors and
                                             the New Guarantors;

"Guaranty"                                   the amended and restated guaranty
                                             of the obligations of the Borrower
                                             under this

                                             Agreement and under the Notes to be
                                             executed by each Guarantor in favor
                                             of the Agent pursuant to Section
                                             4.l substantially in the form set
                                             out in Exhibit 3 or in such other
                                             form as the Agent may require;

"Harrowston"                                 Harrowston Corporation, a company
                                             organized under the laws of Canada;

"Indebtedness"                               for any Person at any date of
                                             determination (without
                                             duplication), all (i) indebtedness
                                             of such Person for borrowed money,
                                             (ii) obligations of such Person
                                             evidenced by bonds, debentures,
                                             notes or other similar instruments,
                                             (iii) obligations of such Person
                                             arising from letters of credit or
                                             other similar instruments
                                             (including reimbursement
                                             obligations with respect thereto),
                                             (iv) except trade payables,
                                             obligations of such Person to pay
                                             the deferred and unpaid purchase
                                             price of property or services,
                                             which purchase price is due more
                                             than six (6) months after the date
                                             of placing such property in service
                                             or taking delivery thereof or the
                                             completion of such services, (v)
                                             obligations on account of principal
                                             of such Person as lessee under
                                             capitalized leases, (vi)
                                             indebtedness of other Persons
                                             secured by a lien on any asset of
                                             such Person, whether or not such
                                             indebtedness is assumed by such
                                             Person; provided that the amount of
                                             such indebtedness shall be the
                                             lesser of (a) the fair market value
                                             of such asset at such date of
                                             determination and (b) the amount of
                                             such indebtedness, and (vii)
                                             indebtedness of other Persons
                                             guaranteed by such Person to the
                                             extent such indebtedness is so
                                             guaranteed. The amount of
                                             Indebtedness of any Person at any
                                             date shall be the outstanding
                                             balance at such date of all
                                             unconditional obligations as
                                             described above and, with respect
                                             to contingent obligations, the
                                             maximum liability upon the
                                             occurrence of the contingency
                                             giving rise to the obligation,
                                             provided that the amount
                                             outstanding at any time of any
                                             indebtedness issued with original
                                             issue discount is the face amount
                                             of such indebtedness less the
                                             remaining unamortized portion of
                                             the original issue discount of such
                                             indebtedness at such time as
                                             determined in conformity with GAAP;
                                             and provided further that
                                             Indebtedness shall not include any
                                             liability for federal, state, local
                                             or other taxes;

"Insurances Assignments"                     assignments of the insurances of
                                             the Mortgaged Vessels to be
                                             executed by the appropriate
                                             Shipowning Guarantor in favor of
                                             the Agent or the Westhampton
                                             Trustee, as the case may be,
                                             pursuant to in the case of Existing
                                             Guarantors, the Original Credit
                                             Agreement as amended and restated
                                             hereby and, in the case of the New
                                             Guarantors, Section 4.1
                                             substantially in the form set out
                                             in Exhibit 9 or in such other form
                                             as the Agent may require;

"Interest Notice"                            a notice delivered to the Agent
                                             pursuant to Section 6.5 specifying
                                             the duration of any relevant
                                             Interest Period;

"Interest Period(s)"                         period(s) of one (1), two (2),
                                             three (3) or six (6) months
                                             selected by the Borrower or such
                                             other period(s) as may be agreed
                                             between the Borrower and the
                                             Lenders;

"Intrepid Ship Management, Inc."             Intrepid Ship Management, Inc., a
                                             corporation organized and existing
                                             under the laws of the State of
                                             Delaware;

"ISM Code"                                   means the International Safety
                                             Management Code for the Safe
                                             Operating of Ships and for
                                             Pollution Prevention constituted
                                             pursuant to Resolution A.741(18)
                                             of the International Maritime
                                             Organization and incorporated into
                                             the Safety of Life at Sea
                                             Convention including any amendments
                                             or extensions thereto and any
                                             regulation issued pursuant thereto;

"Key Management Agreements"                  a) that certain vessel operating
                                             agreement between Marine Transport
                                             Management and Union Carbide
                                             Corporation, dated as of January 1,
                                             1996, for the United States flag
                                             vessel CHEMICAL PIONEER (Official
                                             No. 661060) and any renewals or
                                             extensions thereof,

                                             b) that certain operating
                                             agreement, dated December 18, 1979
                                             between Marine Alaska and Marine
                                             Transport Management, relating to
                                             the United States flag vessel B.T.
                                             ALASKA (Official No. 590208) and
                                             any renewals or extensions thereof,

                                             c) that certain vessel management
                                             agreement between .Marine Transport
                                             Corporation and OMI Challenger
                                             Transport, dated as of January 29,
                                             1997, as amended, for the OMI
                                             COLUMBIA and any renewals or
                                             extensions thereof ,


                                             d) that certain contract No.
                                             DTMA98-98-C-00004, awarded June 12,
                                             1998, between the Borrower and
                                             MARAD relating to the United States
                                             flag vessels CAPE COD and CAPE
                                             CHALMERS and any renewals or
                                             extensions thereof,

                                             e) that certain contract No.
                                             DTMA98-98-C-00009, awarded June 12,
                                             1998, between the Borrower and
                                             MARAD relating to the United States
                                             flag vessels CAPE EDMONT and CAPE
                                             DUCATO and any renewals or
                                             extensions thereof,

                                             f) that certain contract No.
                                             DTMA98-98-C-00010, awarded June 12,
                                             1998, between the Borrower and
                                             MARAD relating to the United States
                                             flag vessels CAPE DECISION and CAPE
                                             DOUGLAS and any renewals or
                                             extensions thereof,

                                             g) that certain contract No.
                                             DTMA98-98-C-00011, awarded June 12,
                                             1998, between the Borrower and
                                             MARAD relating to the United States
                                             flag vessels CAPE DIAMOND, and CAPE
                                             DOMINGO and any renewals or
                                             extensions thereof, and


                                             h) that certain contract NO:
                                             DTMA98-98-C-00033, awarded June 12,
                                             1998, between the Borrower and
                                             MARAD relating to the United States
                                             flag vessels CAPE BON and NORTHERN
                                             LIGHT and any renewals or
                                             extensions thereof;

"Liberian Mortgages"                         those first preferred Liberian ship
                                             mortgages on the each Mortgaged
                                             Vessel registered under the laws
                                             and flag of the Republic of Liberia
                                             to be executed by the appropriate
                                             Shipowning Guarantor in favor of
                                             the Agent pursuant to the Original
                                             Credit Agreement as amended and
                                             restated hereby substantially in
                                             the form set out in Exhibit 6 or in
                                             such other form as the Agent may
                                             require;

"LIBOR" the rate (rounded upward to the nearest 1/16th of one percent) for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m.
                                             (London time) on the second London
                                             Banking Day before the first day of
                                             such period as displayed on
                                             Telerate page 3750 (British
                                             Bankers' Association Interest
                                             Settlement Rates) (or such other
                                             page as may replace such page 3750
                                             on such system or on any other
                                             system of the information vendor
                                             for the time being designated by
                                             the British Bankers' Association to
                                             calculate the BBA Interest
                                             Settlement Rate (as defined in the
                                             British Bankers' Association's
                                             Recommended Terms and Conditions
                                             ("BBAIRS" terms) dated August
                                             1985)), provided that if on such
                                             date no such rate is so displayed
                                             for the relevant Interest Period,
                                             LIBOR for
                                             such period shall be the rate
                                             offered by the Agent for deposits
                                             of Dollars in an amount
                                             approximately equal to the amount
                                             for which LIBOR is to be determined
                                             for a period equivalent to the
                                             relevant Interest Period to prime
                                             banks in the London Interbank
                                             Market at or about 11:00 a.m.
                                             (London time) on the second Banking
                                             Day before the first day of such
                                             period;

"Majority Lenders"                           Lenders whose Commitments exceed
                                             sixty-seven percent (67%) of the
                                             total Commitments;

"Management Agreements"                      the management and/or operating
                                             contracts listed on Schedule 6
                                             hereto;

"MARAD"                                      the United States Maritime
                                             Administration:

"Marine Alaska"                              Marine Alaska, Inc., a Delaware
                                             corporation;

"Marine Car Carriers (Del) "                 Marine Car Carriers, Inc., a
                                             Delaware corporation;

"Marine Car Carriers (MI) "                  Marine Car Carriers, Inc. (M.I.), a
                                             Marshall Islands corporation;

"Marine Transport Corporation"               Marine Transport Corporation, a
                                             corporation incorporated under the
                                             laws of the State Delaware and
                                             formerly named OMI Corp.;

"Marine Transport Management"                Marine Transport Management, Inc.,
                                             a corporation incorporated under
                                             the laws of the State of Delaware;

"Margin"                                     the meaning ascribed thereto in
                                             Section 6.3;

"MARINE CHEMIST"                             that certain 1970 built 36,526 dwt
                                             chemical tanker named MARINE
                                             CHEMIST, Official No. 529399,
                                             documented under the laws and flag
                                             of the United States in the name of
                                             Marine Chemical Navigation
                                             Corporation;

"MARINE DUVAL"                               that certain 1970 rebuilt 25,131
                                             dwt molten sulphur carrier named
                                             MARINE DUVAL, Official No. 245851,
                                             documented under the laws and flag
                                             of the United States in the name of
                                             Marine Sulphur Shipping
                                             Corporation;

"Materials of Environmental Concern"         the meaning ascribed thereto in
                                             Section 2.1(p);

"MCCMI Shareholders Agreement"               that certain shareholders agreement
                                             among the shareholders of Marine
                                             Car Carriers (MI) dated as of March
                                             1, 1995;

"Mortgage Amendments"                        those certain amendments to the
                                             Mortgages to be executed by each of
                                             the Shipowning Guarantors in
                                             respect of its Mortgaged Vessel in
                                             the forms set out in Exhibits 5 and
                                             7 or in such other form as the
                                             Agent may agree;

"Mortgaged Vessels"                          the Vessels identified on Schedule
                                             4;

"Mortgages"                                  the U.S. Mortgages and the Liberian
                                             Mortgages as amended by the
                                             Mortgage Amendments, and the
                                             Mortgages over the New Mortgaged
                                             Vessels;

"Mortgages Securing the                      those certain first preferred ship
OMI Debt"                                    mortgages over the Workboats in
                                             favor of the OMI and securing the
                                             OMI Debt;

"Negative Pledge"                            the negative pledge by OMI
                                             Challenger Transport of any of its
                                             interest in the OMI COLUMBIA or any
                                             Vessel Agreement relating to such
                                             Vessel substantially in the form of
                                             Exhibit 16.

"New Guarantors"                             each of the companies listed on
                                             Part B of Schedule 2;

"New Mortgaged Vessels"                      the COURIER, PATRIOT, ROVER, OMS
                                             MAVERICK and OMS TRAVIS;

"Notes"                                      the Term Loan Note and the
                                             Revolving Credit Facility Note;

"OMI" OMI Corporation, a corporation incorporated under the laws of the Marshall Islands;

"OMI Challenger Transport"                   OMI Challenger Transport, Inc., a
                                             corporation incorporated under the
                                             laws of the State of Delaware;

"OMI COLUMBIA"                               that certain 1974 built 138,698 dwt
                                             oil tanker named OMI COLUMBIA,
                                             Official No. 663428, documented
                                             under the laws and flag of the
                                             United States in the name of
                                             Argosy;

"OMI Debt"                                   Indebtedness of Marine Transport
                                             Corporation to OMI in the original
                                             principal amount of Six Million
                                             Four Hundred Forty-Three Thousand
                                             Dollars ($6,443,000);

"OMI COLUMBIA Loan Documents"                that certain credit agreement dated
                                             as of January 29, 1997 among
                                             Citicorp North American, Inc., as
                                             agent, the Lenders (as defined
                                             therein), Argosy, et al, and any
                                             documents executed in connection
                                             therewith or securing any
                                             obligation owing thereunder;

"OMS MAVERICK"                               the United States flag vessel OMS
                                             MAVERICK, Official No. 517406,
                                             registered in the name of OMI
                                             Petrolink Corp.;

"OMS TRAVIS"                                 the United States flag vessel OMS
                                             TRAVIS, Official No. 587445,
                                             registered in the name of OMI
                                             Petrolink Corp.;

"Operator"                                   means any Person approved by the
                                             Agent who is from, time to time
                                             during the Security Period,
                                             concerned with the operation of a
                                             Vessel and falls within the
                                             definition of "Company" set out in
                                             rule 1.1.2 of the ISM Code;

"Other Vessels"                              the vessels identified on Schedule
                                             5;

"PATRIOT"                                    that certain 1976 built 35,662 dwt
                                             product tanker named PATRIOT,
                                             Official No. 571049, documented
                                             under the laws and flag of the
                                             United States in the name of
                                             Patriot Transport, Inc.;

"Permitted Indebtedness"                     collectively, the Indebtedness
                                             incurred under this Agreement, the
                                             Related Indebtedness, the OMI
                                             Indebtedness and Permitted Third
                                             Party Debt;

"Permitted Liens"                            the meaning ascribed thereto in
                                             Section 9.1(B)(i);

"Permitted Third Party Debt"                 Indebtedness, incurred with
                                             recourse to any Security Party or
                                             any other party owned directly or
                                             indirectly by Marine Transport
                                             Corporation and for the purposes of
                                             acquiring new assets or supporting
                                             MARAD vessel management contracts,
                                             not to exceed, in the aggregate,
                                             the principal amount of Twenty
                                             Million Dollars ($20,000,000)
                                             outstanding at any time;

"Person" means any individual, sole proprietorship, corporation, partnership (general or limited), business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Plan"                                       any employee benefit plan covered
                                             by Title IV of ERISA;

"Related Credit Agreement"                   that certain term loan and
                                             revolving credit agreement of even
                                             date herewith among Marine
                                             Transport Corporation, as borrower,
                                             the Lenders and the Agent, as
                                             the same may hereafter be amended
                                             or supplemented;

"Related Indebtedness"                       the Indebtedness of the Security
                                             Parties owed under and in
                                             connection with the Related Credit
                                             Agreement;

"Related Security Documents"                 the "Security Documents" as defined
                                             in the Related Credit Agreement;

"Related Term Loan"                          the "Term Loan" as defined in the
                                             Related Credit Agreement;

"Relevant Contracts"                         a) that certain time charter, dated
                                             April 31, 1982, of the MARINE DUVAL
                                             to Freeport MacMoran Resource
                                             Partners, Limited Partnership and
                                             any renewals or extensions thereof;

                                             b) the contract of affreightment,
                                             dated as of January 1, 1996, with
                                             Shell Oil Company for the MARINE
                                             CHEMIST and any renewals or
                                             extensions thereof;

                                             c) the contract of affreightment,
                                             dated September 24, 1994, with PPG
                                             Industries, Inc. for the MARINE
                                             CHEMIST and any renewals or
                                             extensions thereof;

                                             d) the contract of affreightment,
                                             dated as of July 1, 1996, with ARCO
                                             Products Company for the MARINE
                                             CHEMIST and any renewals or
                                             extensions thereof;

                                             e) that certain bareboat charter
                                             dated on or about July 29, 1965, of
                                             the CALINA between Oswego Chemical
                                             Carriers Corporation, as owner, and
                                             Oswego Corporation, as charterer
                                             and any renewals or extensions
                                             thereof;

                                             f) that certain time charter, dated
                                             as of March 14, 1978 between Marine
                                             Alaska, Inc. and BP Oil Shipping
                                             Company, USA, for the United States
                                             flag vessel B.T.

                                             ALASKA (Official No. 590208) and
                                             any renewals or extensions thereof;

                                             g) that certain time charter, dated
                                             as of June 1, 1994 between OMI
                                             Challenger Transport and BP Oil
                                             Shipping Company, USA for the OMI
                                             COLUMBIA, and

                                             h) that certain time charter, dated
                                             as of January 29, 1997 between
                                             Argosy and OMI Challenger Transport
                                             in respect of the OMI COLUMBIA and
                                             any renewals or extensions thereof;

"Revolving Credit Facility"                  the sums heretofore advanced and
                                             still outstanding and hereafter to
                                             be advanced by the Lenders to the
                                             Borrower in an aggregate amount not
                                             to exceed at any one time
                                             outstanding One Million Dollars
                                             ($1,000,000) pursuant to Section
                                             3.3;

"Revolving Credit Facility Advance"          any amount advanced to the Borrower
                                             under the Revolving Credit Facility
                                             on any Revolving Credit Facility
                                             Drawdown Date;

"Revolving Credit Facility Applicable Rate"  any rate of interest on the
                                             Revolving Credit Facility Balance
                                             from time to time prescribed by
                                             Section 6.2;

"Revolving Credit Facility Balance"          the outstanding Dollar amount of
                                             the Revolving Credit Facility
                                             Advances at any relevant time;

"Revolving Credit Facility Default Rate"     has the meaning ascribed thereto in
                                             Section 6.2;

"Revolving Credit Facility Drawdown Date"    each date which is a Banking Day
                                             not later than May ____, 2003, upon
                                             which the Borrower has requested
                                             any Revolving Credit Facility
                                             Advance as provided in Section 3.3;

"Revolving Credit Facility Note"             the amended and restated promissory
                                             note, amending and restating the
                                             "Revolving Credit Facility Note"
                                             (as defined in the

                                             Original Credit Agreement) to be
                                             executed by the Borrower to the
                                             order of the Lenders to evidence
                                             the Revolving Credit Facility
                                             substantially in the form set out
                                             in Exhibit 2 or in such other form
                                             as the Agent may require;

"ROVER"                                      that certain 1977 built 35,662 dwt
                                             product tanker named ROVER,
                                             Official No. 577241, documented
                                             under the laws and flag of the
                                             United States in the name of Rover
                                             Transport, Inc.;

"SAVONETTA"                                  that certain 10,947 dwt Liberian
                                             flag ammonia tanker named
                                             SAVONETTA, Official No. 2129,
                                             documented under the laws and flag
                                             of the Republic of Liberia in the
                                             name of Oswego Chemical Carriers
                                             Corporation;

"Security Documents"                         the Mortgages, the Assignments, the
                                             Assignment Notices, the Consents
                                             and Agreements, the Negative Pledge
                                             and any other documents that may be
                                             executed as security for the Term
                                             Loan and/or the Revolving Credit
                                             Facility and the Borrower's
                                             obligations arising therefrom;

"Security Parties"                           the Borrower and each Guarantor;

"Security Period"                            the period from the initial
                                             Drawdown Date of the initial Term
                                             Loan Advance to the date upon which
                                             all amounts owing under the Term
                                             Loan and the Revolving Credit
                                             Facility and all other amounts due
                                             to the Lenders, the Agent and the
                                             Westhampton Trustee pursuant to the
                                             Financing Documents are prepaid in
                                             full or become repayable and are
                                             repaid in full and no further
                                             Revolving Credit Facility Advances
                                             are available;

"Shipowning Guarantors"                      each of the Guarantors which owns a
                                             Mortgaged Vessel;

"SMC" means a safety management certificate issued for a Vessel in accordance with rule 13 of the ISM Code;
7
"Taxes" any present or future income or other taxes, levies, duties, charges, fees, deductions, or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the income of the Agent or any Lender imposed by the Agent's or such Lender's jurisdiction of organization, the jurisdiction of the principal place of business of the Agent or such Lender, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any of them or by any other jurisdiction or taxing authority having jurisdiction over the Agent or such Lender (unless such jurisdiction is asserted by reason of the activities of the Security Parties or any of them);

"Term Loan"                                  the sum advanced by the Lenders
                                             pursuant to the Original Credit
                                             Agreement in the current
                                             outstanding principal amount of
                                             Twelve Million One Hundred Thirteen
                                             Thousand Dollars ($12,113,000);

"Term Loan Advance"                          the amount advanced to the Borrower
                                             pursuant to Section 3.2 on a Term
                                             Loan Drawdown Date;

"Term Loan Applicable Rate"                  any rate of interest on the Term
                                             Loan Balance from time to time
                                             applicable pursuant to Section 6.1;

"Term Loan Balance"                          the Dollar amount of the Term Loan
                                             at any relevant time as reduced by
                                             payments pursuant to the terms of
                                             this Agreement;

"Term Loan Default Rate"                     has the meaning ascribed thereto in
                                             Section 6.1;

"Term Loan Drawdown Date"                    each date, which is a Banking Day
                                             not later than August 15, 1996,
                                             upon which the Borrower has
                                             requested that a Term Loan Advance
                                             be made available to the Borrower
                                             as provided in Section 3.2;

"Term Loan Note"                             the amended and restated promissory
                                             note, amending and restating "Term
                                             Loan Note A" (as defined in the
                                             Original Credit Agreement) to be
                                             executed by the Borrower to the
                                             order of the Lenders to evidence
                                             the Term Loan substantially in the
                                             form set out in Exhibit 1 or in
                                             such other form as the Agent may
                                             require;

"Term Loan Payment Dates"                    (i) September ____, 1998 and (ii)
                                             each of the dates falling at
                                             intervals of three (3) months after
                                             such date up to and including the
                                             Final Payment Date, provided,
                                             however, that if any such day is
                                             not a Banking Day, the next
                                             following Banking Day, unless such
                                             next following Banking Day falls in
                                             the following calendar month, in
                                             which case the relevant Term Loan
                                             Payment Date shall be the
                                             immediately preceding Banking Day;

"Total Debt"                                 the Indebtedness of Marine
                                             Transport Corporation on a
                                             consolidated basis;

"Total Loss"                                 the actual, agreed, arranged or
                                             compromised total loss of any
                                             Vessel;

"Unrestricted Cash and Cash
  Equivalents"                               cash or Cash Equivalents
                                             (excluding, however, undrawn
                                             amounts available under the
                                             Revolving Credit Facility or under
                                             the Related Credit Agreement) which
                                             are free of liens and unencumbered
                                             to any party other than the Agent,
                                             the Lenders and the Westhampton
                                             Trustee in connection herewith;

"U.S. Mortgages"                             the first preferred United States
                                             ship mortgages on each Mortgaged
                                             Vessel registered under the laws
                                             and flag of the

                                             United States of America to be
                                             executed by the appropriate
                                             Shipowning Guarantor in favor of
                                             the Westhampton Trustee pursuant
                                             to, in the case of Existing
                                             Guarantors, the Original Credit
                                             Agreement as amended and restated
                                             and, in the case of New Guarantors,
                                             Section 4.1 substantially in the
                                             form set out in Exhibit 4 or in
                                             such other form as the Agent may
                                             require;

"Vessel Agreements"                          a) the Relevant Contracts;

                                             b) that certain time charter, dated
                                             January 1, 1985 (as amended), of
                                             the SAVONETTA to Hydro Agri
                                             Ammonia, Inc.;

                                             c) that certain time charter, dated
                                             September 16, 1987 (as amended), of
                                             the CALINA to Hydro Agri Ammonia,
                                             Inc.;

                                             d) that certain time charter, dated
                                             January 1, 1985 (as amended), of
                                             the AMELINA to Hydro Agri Ammonia,
                                             Inc.;

                                             e) the Mortgage(s) securing the OMI
                                             Debt; and

                                             f) the OMI COLUMBIA Loan Documents.

"Vessels"                                    the Mortgaged Vessels and the Other
                                             Vessels;

"Westhampton Trustee"                        Fleet National Bank, a national
                                             banking association, as trustee
                                             pursuant to the Westhampton
                                             Indenture;

"Westhampton Indenture"                      the Trust Indenture, dated as of
                                             July 23, 1996, between the Lenders
                                             and the Westhampton Trustee
                                             pursuant to the Original Credit
                                             Agreement substantially in the form
                                             set out in Exhibit 18 or in such
                                             other form as the Agent may
                                             require;

"Wolfson"                                    The Wolfson Descendants' 1983
                                             Trust, a grantor trust established
                                             under the laws of New Jersey; and

"Work Boats"                                 the United States flag vessels
                                             OMS HARRIS (Official No. 650997),
                                             OMS NUECES (Official No. 570688),
                                             OMS LIBERTY (Official No. 602050)
                                             and
                                             OMS SHELBY (Official No. 603076)

"Year 2000 Issue"                            the failure of computer software,
                                             hardware and firmware systems and
                                             equipment containing embedded
                                             computer chips properly to receive,
                                             transmit or in any other way
                                             utilize data and information due to
                                             the occurrence of the year 2000 or
                                             the inclusion of dates on or after
                                             January 1, 2000.

1.2 Construction. Words importing the singular number only shall include the plural and vice versa. Words importing persons shall include companies, firms, corporations, partnerships, unincorporated associations and their respective successors and assigns.

1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States of America consistently applied ("GAAP") and all financial statements submitted pursuant to this Agreement shall be prepared in accordance with, and all historical financial data submitted pursuant hereto shall be derived from financial statements prepared in accordance with, GAAP.

2. REPRESENTATIONS AND WARRANTIES

2.1 In order to induce the Agent and the Lenders to amend and restate the Original Credit Agreement as provided herein and to continue to maintain the Term Loan and the availability of the Revolving Credit Facility, the Borrower hereby represents and warrants to the Agent and the Lenders (which representations and warranties shall survive the execution and delivery of this Agreement and the Notes and the making of such advances) that:

            (a) Due Organization and Power. Each of the Security Parties is duly formed and is validly existing in good standing under the laws of its jurisdiction of incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under those Financing Documents to which is or is to be a party pursuant to this Agreement, and has complied with all (i) statutory, regulatory and other requirements relative to such business; and (ii) such agreements which if not complied with, could reasonably be expected to have a material adverse effect on its business, assets or operations, financial or otherwise;

            (b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under those Financing Documents to which it is or is to be a party pursuant to this Agreement and, in the case of the Borrower, to borrow, service and repay the Term Loan and the Revolving Credit Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the borrowing, service and repayment of the Term Loan and/or the Revolving Credit Facility or any part thereof;

            (c) Binding Obligations. Each of the Financing Documents constitutes or, when executed will constitute, the legal, valid and binding obligation of each Security Party which is a party thereto enforceable against such Security Party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

            (d) No Violation. The execution and delivery of, and the performance of the provisions of, each Financing Document by each Security Party which is a party thereto do not, and will not during the Security Period, contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or its certificate of incorporation, by-laws or equivalent documents;

            (e) Litigation. Except as set forth on Schedule 7 hereto, no action, suit or proceeding is pending or threatened against any Security Party before any court, board of arbitration or administrative agency which (after taking into account the benefits of any applicable insurance which can reasonably be expected to be recovered by the relevant Security Party, as the case may be) could or might result in any material adverse change in the business or condition (financial or otherwise) of any thereof;

            (f) No Default. No Security Party or Marine Car Carriers (MI) is in default under any material agreement by which it is bound, or is in default in respect of any material financial commitment or obligation;

            (g) Vessels. As of the date hereof:

                  (i) each of the Mortgaged Vessels is in the sole and absolute ownership of the respective Guarantor, as listed opposite its name in Schedule 4, unencumbered, save and except for, the respective Mortgage recorded thereagainst, the relevant Related Security Documents and the respective Vessel Agreements, and duly registered in the name of such Guarantor under the respective flag as set forth in Schedule 4;

                  (ii) each of the Other Vessels is in the sole and absolute ownership of an Affiliate of the Borrower or, in the case of OMI COLUMBIA, Argosy, as listed opposite its name in Schedule 5, unencumbered, save and except for, the respective Vessel Agreements, and duly registered in the name of such Affiliate of the Borrower under the respective flag as set forth in Schedule 5;

                  (iii) each Vessel will be classed in the highest
                        classification and rating for vessels of the same age and type with the respective classification society as set forth in Schedules 4 and 5 without any material outstanding recommendations;

                  (v) each Vessel will be operationally seaworthy and in all material respects fit for its intended service;

                  (v) each of the Mortgaged Vessels will be insured in accordance with the provisions of the governing Mortgage in favor of the Agent or the Westhampton Trustee, as the case may be, and the requirements thereof for such insurances will have been complied with and each of the Other Vessels will be insured against such risks, in such amounts and with such insurance companies as would a reasonably prudent shipowner engaged in the same trades; and

                  (vi) each Vessel subject to a charter or other contract of carriage constituting a Vessel Agreement has been accepted by its respective charterer and is in service under such Vessel Agreement;

            (h) Insurance. Each of the Security Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

            (i) Citizenship and Qualification as Owner. Each Security Party or other Affiliate of the Borrower owning a United States flag Vessel is a United States citizen within the meaning of Section 2 of the United States Shipping Act, 1916, as amended (46 U.S.C. ss.802), qualified to own and operate vessels in the coastwise trade of the United States of America and each Security Party or other Affiliate of the Borrower which is the registered owner of a Vessel registered under a flag other than the United States of America is duly qualified under the laws of such flag to be the registered owner and operator of a vessel registered under such flag;

            (j) Financial Information. Except as otherwise disclosed in writing to the Agent on or prior to the date hereof, all financial statements, information and other data furnished by the Borrower to the Agent are complete and correct, and such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements and since such date or dates, there has been no material adverse change in the financial condition or results of the operations of any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in (a) such statements, information and data or
(b) in Schedule 7 prepared pursuant to Section 2.1(e) of this Agreement;

            (k) Tax Returns. Except as previously advised to the Lender in writing, each Security Party has filed all tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those (a) not yet delinquent or the nonpayment of which would not have a material adverse effect on such Security Party; and (b) being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves have been set aside on its books;

            (l) ERISA. The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by any Security Party or any ERISA Affiliate (as such term is hereinafter defined) resulting from the failure of any such party to comply with ERISA insofar as ERISA applies thereto which is reasonably likely to result in such Security Party or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate would have a material adverse effect on such Security Party or ERISA Affiliate. As used herein the term "ERISA Affiliate" means a trade or business (whether or not incorporated) which is under common control with the Security Party in question within the meaning of Sections 414(b), (c), (m) or (o) of the Code. Prior to the date hereof, the Borrower has delivered to the Agent a list of all the employee benefit plans to which each Security Party or any ERISA Affiliate is a "party in interest" (within the meaning of Section 3(14) of ERISA) or a "disqualified person" (within the meaning of Section 4975(e)(2) of the Code);

            (m) Chief Executive Office. Each Security Party's chief executive office and chief place of business and the office in which the records relating to the earnings and other receivables of such Security Party are kept is, and will continue to be, located at 1200 Harbour Boulevard, 9th Floor, Weehawken, New Jersey or, in the case of OMI Petrolink Corp. and its Subsidiaries, 4606 FM 1960 West Suite 200, Houston, Texas and. in the case of Intrepid Ship Management Inc., 370 Seventh Avenue, 11th Floor, New York, New York;

            (n) Foreign Trade Control Regulations. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Iranian Transactions Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, part 560, as amended), any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

            (o) Equity Ownership. Each of the Security Parties (other than Marine Transport Corporation) is a direct or indirect wholly-owned subsidiary of the Marine Transport Corporation. As of the date hereof, Marine Transport Corporation will not own any shares of capital stock, partnership interest or any other direct or indirect equity interest in any corporation, partnership or other entity except the Security Parties and the companies listed on Schedule 3;

            (p) Environmental Matters. Except as heretofore disclosed on
Schedule 7, (i) each of the Security Parties and their Environmental Affiliates will, when required, be in full compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or
(2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) each of the Security Parties and their Environmental Affiliates will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in full compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) none of the Security Parties or their Environmental Affiliates has received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties or any Environmental Affiliate any thereof in respect thereof have been paid in full or are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances existing as of the date hereof that may prevent or interfere with such full compliance in the future;

            (q) Pending, Threatened or Potential Environmental Claims. Except as heretofore disclosed on Schedule 7 there are no (1) Environmental Claims pending or threatened against any Security Party or its Environmental Affiliates and (2) past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against any Security Party or its Environmental Affiliates;

            (r) Compliance with ISM Code. Each Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

            (s) Threatened Withdrawal of DOC or SMC. There is no threatened or actual withdrawal of any Operator's DOC or the SMC in respect of any Vessel; and

            (t) Year 2000 Issue. The Borrower and each of the guarantors have reviewed the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Borrower and the Guarantors or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such computer systems of the Borrower and the guarantors interface). The costs to the Borrower and the Guarantors of any reprogramming required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequence of the year 2000 Issue to the Borrower or any of the Guarantors (including reprogramming errors and the failure of systems or equipment supplied by others) are not reasonably expected to result in a Default or Event of Default or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Borrower or any of the Guarantors.

3. ADVANCES

3.1 Purposes. (a) The proceeds of Term Loan shall be applied solely and exclusively for the purpose of refinancing the Former Lenders Indebtedness together with a portion of the indebtedness owed to Harrowston and Wolfson and previously repaid by the Borrower, on a pro rata basis, to Harrowston and Wolfson in the principal amount of approximately One Million Three Hundred Thirty-Five Thousand Dollars ($1,335,000)and

            (b) the proceeds of Revolving Credit Facility shall be applied solely and exclusively for working capital purposes of the Borrower and the Guarantors.

3.2 Term Loan Advances. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby agrees with the Borrower that, subject to and upon the terms of this Agreement, it will on the Term Loan Drawdown Dates, make the Term Loan Advances available to the Borrower in an aggregate amount not to exceed, on a pro rata basis, its Commitment for its respective portion of the Term Loan, provided, however, that (a) the Term Loan may only be drawn down in a single Advance and (b) to the extent that any portion of the Term Loan remains undrawn as of 12:00 noon (New York time) on October 31, 1996, each Lender's commitment to advance such undrawn portion of its Commitment thereunder shall expire.

3.3 Revolving Credit Facility Advances. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby agrees with the Borrower that, subject to the terms of this Agreement, it will on or before 12:00 noon New York time on the Revolving Credit Facility Drawdown Dates make the Revolving Credit Facility Advances available to the Borrower in an aggregate amount not to exceed, on a pro rata basis, its Commitment for its respective portion of the Revolving Credit Facility, provided, however, that (a) each such Advance shall be in the minimum amount of One Hundred Thousand Dollars ($100,000) and (b) the maximum aggregate amount of all Revolving Credit Facility Advances which may be outstanding under this Agreement is One Million Dollars ($1,000,000), as the same may be reduced pursuant to Section 5.7. Within the limits of the Revolving Credit Facility and upon the conditions herein provided, the Borrower may from time to time, and on as many occasions as the Borrower may deem appropriate, borrow pursuant to this Section 3.3, repay pursuant to Section
5.2 and reborrow pursuant to this Section 3.3.

3.4 Drawdown Notice. The Borrower shall not less than three (3) Banking Days before any Drawdown Date serve a notice (a "Drawdown Notice") on the Agent, substantially in the form set out in Exhibit 15 or in such other form as the Agent may agree, which notice shall (a) be in writing addressed to the Agent,
(b) be effective upon receipt by the Agent as aforesaid, provided it is received before 11:00 a.m. New York time (otherwise it shall be deemed to have been received on the next Banking Day), (c) specify the Banking Day on which the relevant Advance is to be drawn down, (d) specify the initial Interest Period,
(e) specify the disbursement instructions and (f) be irrevocable.

3.5 Effect of Drawdown Notice. Each Drawdown Notice shall be deemed to constitute a warranty by the Borrower that (a) the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct in all material respects on the date of such Drawdown Notice and will be true and correct in all material respects on such drawdown date as if made on such date, and (b) that no Event of Default or any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

3.6 Notation of Advances. Each Revolving Credit Facility Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Agent on the grid attached to the Revolving Credit Facility Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

4. CONDITIONS

4.1 Conditions to Restructure the Term Loan and Revolving Credit Facility. The obligation of the Lenders to restructure the Term Loan and the Revolving Credit Facility as provided in this Agreement is expressly subject to the satisfaction of the following conditions precedent:

            (a) the Agent shall have received the following documents in form and substance satisfactory to the Agent and its legal advisors:

                  (i) copies, certified as true and complete by an officer of each Security Party, of the resolutions of the board of directors and, in the case of the Guarantors (other than Marine Transport Corporation), the shareholders thereof evidencing approval of this Agreement and the other Financing Documents called for hereby to which such Security Party is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf;

                  (ii) copies, certified as true and complete by an officer of the Borrower or other party acceptable to the Agent, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Borrower as may be required by the Agent), approvals or consents with respect to the Financing Documents;

                  (iii) copies, certified as true and complete by an officer of the respective Security Party of the certificate of incorporation and by-laws (or equivalent instruments) thereof;

                  (iv) a certificate of the Secretary of the Marine Transport Corporation certifying that it legally and beneficially, directly or indirectly, owns all of the issued and outstanding shares of the capital stock of each of the Borrower and the other Guarantors, in each case, free and clear of any liens, claims, pledges or other encumbrances;

                  (v)   a certificate of the Secretary of Marine Car Carriers
                        (Del) certifying that it legally and beneficially owns fifty percent (50%) of the issued and outstanding shares of Marine Car Carriers (MI), free and clear of any liens, claims, pledges or other encumbrances whatsoever except for a pledge in favor of the Agent;

                  (vi) certificate of the Secretary of each Security Party (other than Marine Transport Corporation) certifying as to the record ownership of all of its issued and outstanding capital stock;

                  (vii) certificates of the jurisdiction of incorporation of each Security Party as to the good standing of such corporation;

                 (viii) copies of each Vessel Agreement, Management Agreement, the MCCMI Shareholders Agreement, all agreements and other documents evidencing Permitted Indebtedness and Permitted Liens outstanding and existing as of the date hereof and the Acquisition Agreement each certified by an officer of Marine Transport Corporation to be a true and complete copy thereof;

                  (ix) letters, in form and substance satisfactory to the Agent, from counsel representing the Borrower (or its relevant Affiliate) in connection with each action, suit or proceeding listed on Schedule 7 or in connection with any Environmental Claim disclosed to the Agent, regarding details of such action, suit, proceeding or claim including a description of the nature of the claim, and the Borrower's (or its Affiliate's) potential liabilities and an opinion as to the likely outcome of the relevant matter; and

                  (x) a pro forma consolidated balance sheet for Marine Transport Corporation, certified to be true and correct by the chief financial officer of such Guarantor, demonstrating that, as of the date hereof and after giving effect to the transactions contemplated hereby and by the Related Credit Agreement and the Acquisition Agreement, such Guarantor has Unrestricted Cash and Cash Equivalents in an amount at least equal to Two Million Dollars ($2,000,000) (for purposes of determining compliance with this condition, Unrestricted Cash or Cash Equivalents held by Marine Car Carriers (MI) for the benefit of Marine Car Carriers
                        (Del) shall be calculated on the basis of the Borrower's share of such sums after deduction of any taxes that would be payable (as of the time of determination) upon the distribution and repatriation of such sums by Marine Car Carriers (MI) to Marine Car Carriers (Del) or any of the Affiliate of the Borrower).

            (b) the Agent shall have received evidence satisfactory to it and its legal advisors that:

                  (i) each of the Mortgaged Vessels is in the sole and absolute ownership of the respective Guarantors, other Affiliates of the Borrower as set forth in Schedules 4 and 5 or Argosy save and except for, in the case of the Mortgaged Vessels, the respective Mortgage recorded thereagainst and for the respective Vessel Agreements and Related Security Documents, and duly registered in the name of such Guarantor or such Affiliate under the respective flag as set forth in Schedules 4 and 5;

                  (ii) each Vessel is classed in the highest classification and rating for vessels of the same age and type with the respective classification society as set forth in Schedules 4 and 5 without any material outstanding recommendations;

                  (iii) each of the Vessels is operationally seaworthy and in every material respect fit for its intended service;

                  (iv) each of the Mortgaged Vessels will be insured in accordance with the provisions of the Mortgage on her in favor of the Agent or the Westhampton Trustee, as the case may be, and the requirements thereof in respect of such insurances will have been met and each of the Other Vessels will be insured against such risks, in such amounts and with such insurance companies as would be required by a reasonably prudent shipowner engaged in the same trades;

                  (v) each Vessel subject to a charter or other contract of carriage constituting a Vessel Agreement has been accepted by its respective charterer and is in service under such Vessel Agreement; and

                  (vi) that, except as provided in the Financing Documents, there are no restrictions or limitations on the Borrower's ability to withdraw or apply any the funds of Marine Car Carriers (MI) held for the benefit of Marine Car Carriers (Del) and payable to the Borrower for such purposes as the Borrower may deem fit.

            (c) the Borrower shall have duly executed and delivered:

                  (i)   this Agreement and

                  (ii)  the Notes;

            (d) each Guarantor shall have executed and delivered:

                  (i)   the Guaranty,

                  (ii) the Consent and Agreement and Account Assignment provided at the end of this Agreement, and

                  (iii) Uniform Commercial Code Financing Statements for filing in New Jersey;

            (e) each Shipowning Guarantor shall have duly executed and delivered:

                  (i)   in the case of Existing Guarantors, its Mortgage
                        Amendment;

                  (ii)  in the case of New Guarantors:

                        (A)   the Mortgage over its Mortgaged Vessel(s),

                        (B) an Insurances Assignment with respect to such Vessel(s),

                        (C) an Earnings Assignment with respect to such Vessel(s),

                        (D)   its Assignment Notices, and

                        (E) Uniform Commercial Code Financing Statements for filing in New Jersey and, for Guarantors incorporated in Delaware, Delaware;

            (f) OMI Challenger Transport shall have duly executed and delivered the Negative Pledge:

            (g) the New Guarantors which do not own a Mortgaged Vessel (other than OMI Challenger Transport) shall have executed and delivered:

                  (i)   its General Security Agreement, and

                  (ii) Uniform Commercial Code Financing Statements for filing in New Jersey and in its jurisdiction of incorporation;

            (h) Intrepid Ship Management, Inc. shall have executed and delivered:

                  (i)   its Assignment of Government Receivables,

                  (ii)  its Assignment Notices, and

                  (iii) Uniform Commercial Code Financing Statements for filing in New Jersey and in its jurisdiction of incorporation;

            (i) Marine Transport Corporation shall have executed and delivered:

                  (i)   its Assignment of Vessel Management Receivables;

                  (ii)  its Assignment Notices and

                  (iii) Uniform Commercial Code Financing Statements for filing in New Jersey and in its jurisdiction of incorporation;

            (j) the Agent shall have received appraisals, in form and substance satisfactory to the Agent, from two independent shipbrokers acceptable to the Agent evidencing that the Borrower is in compliance with Section 9.3, each of which appraisals shall be dated, and the appraisals contained therein shall be as of a date, no earlier than ninety (90) days prior to the date hereof;

            (k) the Agent shall have received a certificate of the chief financial officer of each Guarantor (other than Marine Transport Corporation) confirming the representations and warranties with respect to solvency set forth in its Guaranty and containing conclusions as to the solvency of such Guarantor;

            (l) the Agent shall be satisfied that no Security Party is subject to any Environmental Claim (except as set forth on Schedule 7) which could have a material adverse effect on the business, assets or results of operations of any thereof;

            (m) the Agent shall have received payment in full of all fees and expenses due to the Agent and the Lenders on or prior to the date thereof under
Section 13;

            (n) the Agent shall have received evidence satisfactory to it and to its legal advisors that, save for the liens created by the Mortgages, the Assignments, the Related Security Agreements and the Vessel Agreements there are no liens, charges or encumbrances of any kind whatsoever on any of the Vessels or on their respective earnings except as permitted hereby or by any of the Security Documents;

            (o) each party which the Agent shall have required to execute a Consent and Agreement shall have executed a Consent and Agreement, in each case, in form and substance satisfactory to the Agent;

            (p) the Westhampton Trustee shall have duly authorized, executed and delivered any trust receipts in respect of collateral provided by the New Guarantors owning Mortgaged Vessels under the Westhampton Indenture and shall have duly accepted the trust in respect thereof created by the Westhampton Indenture;

            (q) all conditions precedent to the advancement of the term loan under the Related Credit Agreement shall have been met or waived to the satisfaction of the Lenders;

            (r) the transactions contemplated by the Acquisition Agreement shall subject only to consummation of this Agreement and the Related Credit Agreement, have been consummated in accordance with the provisions thereof, and the legal status and corporate structure of Marine Transport Corporation shall be satisfactory to the Agent and its legal counsel

            (s) the terms and conditions of the Permitted Indebtedness and Permitted Liens shall be in form and substance acceptable to the Agent; and

            (t) the Agent shall have received legal opinions from (i) Peter N. Popov, Esq., in-house counsel for the Security Parties, (ii) Kaye, Scholer, Fierman, Hays & Handler, L.L.P., special counsel to the Security Parties (iii) Shipman & Goodwin, special counsel to the Westhampton Trustee and (iv) Seward & Kissel, special counsel to the Agent and the Lenders, in each case in such form as the Agent may require, as well as such other legal opinions as the Agent shall have required as to all or any matters under the laws of the United States of America, the States of New York, New Jersey and Texas covering the representations and conditions which are the subjects of Sections 2 and 4.1.

4.2 Further Conditions Precedent. The obligation of the Lenders to enter into this Agreement or to make any Advance available to the Borrower shall be expressly and separately from the foregoing conditional upon, as of the date hereof and at each Drawdown Date:

            (a) the Agent having received the Drawdown Notice in accordance with the terms of Section 3.4;

            (b) the representations stated in Section 2 (updated mutatis mutandis to such date) being true and correct as if made on that date;

            (c) no Event of Default having occurred and being continuing and no event having occurred and being continuing which, with the giving of notice or lapse of time, or both, would constitute such an Event of Default;

            (d) the Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for the Borrower or any other of the parties thereto to make any payment as required under the terms of the Financing Documents or any of them; and

            (e) there having been no material adverse change in the financial condition of the Security Parties taken as a whole since the date hereof.

4.3 Satisfaction after Drawdown. Without prejudice to any of the terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, makes any Advance prior to the satisfaction of all or any of the conditions precedent set forth in Sections 4.1 and 4.2, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days after the relevant Drawdown Date (or such longer period as the Lenders, in their sole discretion, may agree).

4.4 Breakfunding Costs. In the event that, on any date specified for the making of an Advance in any Drawdown Notice, the Lenders shall not be required under this Agreement to make such advance available under this Agreement, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders or any thereof may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of the Borrower and the certificate of the relevant Lender(s) shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

5. REPAYMENT, PREPAYMENT AND REDUCTION OF FACILITIES.

5.1 Repayment of Term Loan. The Borrower shall repay the principal of the Term Loan in twenty (20) quarterly installments in Dollars in freely available-same day funds on the Term Loan Payment Dates, the first four (4) installments shall each be in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), the next fifteen (15) of which shall be in the principal amount of Four Hundred Thirteen Thousand Three Hundred Twelve and 50/100 Dollars ($413,312.50) and twentieth such installment shall be in the amount necessary to repay the Term Loan in full.

5.2 Revolving Credit Facility. Subject to the provisions of Section 3.3, any outstanding Revolving Credit Facility Advances (a) may be repaid (together with any and all actual costs or expenses incurred by any Lender as the result of any breaking of funding (as certified by the relevant Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower) on any Banking Day (in Dollars in freely available-same day funds equal to or exceeding One Hundred Thousand Dollars ($100,000), each such repayment to be in an integral multiple of One Hundred Thousand Dollars ($100,000)) and (b) must be repaid (i) on the last date of then prevailing Interest Period in respect of such Advance and (ii) on or before the Final Payment Date.

5.3 Voluntary Prepayment of Term Loan. The Borrower may prepay any Term Loan Advance on any Banking Day, in whole or in part, without penalty or premium (in Dollars in freely available-same day funds equal to or exceeding One Hundred Thousand Dollars ($100,000), each such repayment to be in an integral multiple of One Hundred Thousand Dollars ($100,000)), on any Banking Day upon giving the Agent not less than five (5) Banking Days prior written notice (which notice shall be irrevocable and shall specify the amount and date of prepayment).

5.4 Mandatory Prepayment of Term Loan. Upon the sale, disposition or Total Loss of any Vessel or any other asset (having a fair market value equal or exceeding One Hundred Thousand Dollars ($100,000) directly or indirectly owned by the Borrower, the Borrower shall prepay the Term Loan, in part and without penalty, in amount equal to the proceeds of the sale, disposition or insurance net of taxes payable as a result of any such sale or disposition.

5.5 Prepay Term Loans Pro Rata. Any prepayment made hereunder (including, without limitation, those made pursuant to Sections 5.3 and 5.4, but excluding a prepayment under Section 9.3) or under the Related Credit Agreement shall be applied against the Term Loan and the Related Term Loan, pro rata.

5.6 Application of Prepayments. Any prepayment of the Term Loan made hereunder (including, without limitation, those made pursuant to Sections 5.3, 5.4 and 9.3), shall be subject to the condition that:

            (a) any partial prepayment made shall be applied in or towards satisfaction of the repayment installments of the Term Loan in inverse order of maturity;

            (b) any amounts prepaid shall not be available for re-borrowing; and

            (c) on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the portion of the principal being prepaid, together with any and all actual costs or expenses incurred by any Lender as the result of any breaking of funding (as certified by the relevant Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower).

5.7 Voluntary Reduction of Revolving Credit Facility. The Borrower shall have the right, at any time and from time to time, upon giving to the Agent not less than five (5) Banking Days prior written notice (which notice shall be irrevocable) to terminate in whole, or reduce the available unused portion of, the Revolving Credit Facility; provided, however, that each partial reduction shall be equal to or shall exceed One Hundred Thousand Dollars ($100,000) and shall be an integral multiple of One Hundred Thousand Dollars ($100,000). Upon any reduction of the Revolving Credit Facility as provided in this Section, each Lender's Commitment to make Revolving Credit Facility Advances shall be reduced pro rata.

6. INTEREST AND RATE

6.1 Term Loan Applicable Rate and Default Rate. The Term Loan Balance shall bear interest at the Term Loan Applicable Rate which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the applicable Interest Period (determined in accordance with Section 6.5) plus (b) the then prevailing Margin. Any principal payment with respect to the Term Loan not paid when due, whether on a Term Loan Payment Date or by acceleration, shall bear interest thereafter at a rate per annum of two percent (2.0%) over the Term Loan Applicable Rate in effect with respect to such payment at the time of such default (the "Term Loan Default Rate").

6.2 Revolving Credit Facility Applicable Rate and Default Rate. The Revolving Credit Facility Balance shall bear interest at the Revolving Credit Facility Applicable Rate which shall be equal to the aggregate of (a) LIBOR for the applicable Interest Period (determined in accordance with Section 6.5) plus (b) the then prevailing Margin plus (c) one quarter of one percent (0.25%) per annum. Any principal payment with respect to the Revolving Credit Facility not paid when due, whether by acceleration or otherwise, shall bear interest thereafter at a rate per annum of two percent (2.0%) over the Revolving Credit Facility Applicable Rate in effect with respect to such payment at the time of such default (the "Revolving Credit Facility Default Rate").

6.3 Determination of Applicable Margin. The Margin shall be determined by the Agent two (2) Banking Days prior to the first day of the relevant Interest Period. Prior to the day falling two (2) Banking Days after the date on which Marine Transport Corporation delivers its first quarterly financial report to the Agent in accordance with Section 9.1(A)(iv), the Margin shall be equal to one and three quarters of one percent (1.75%) per annum. Thereafter, the Margin shall be based upon the then prevailing ratio of Marine Transport Corporation's Total Debt to EBITDA, as determined in accordance with Section 9.1(A)(xvii) as follows:

             Applicable Margin     Total Debt to EBITDA
             -----------------     --------------------

                  2.25%             > 3.0x
                  2.00%             <=3.0x but >2.5x
                  1.75%             <=2.5x but >2.0x
                  1.50%             <=2.0x but >=1.0x
                  1.25%             <1.0x

6.4 Determination of LIBOR. LIBOR shall be determined by the Agent two (2) Banking Days prior to the first day of the relevant Interest Period and together with any and all actual costs or expenses incurred by any Lender as the result of any breaking of funding (as certified by the relevant Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower). The Borrower shall be promptly notified in writing of such determination of the Term Loan Applicable Rate and the Revolving Credit Facility Applicable Rate, as the case may be. Absent manifest error, such determination shall be conclusive and binding upon the Borrower.

6.5 Interest Periods. For purposes of funding any Advance, the Borrower may select Interest Periods of one (1), two (2), three (3) or six (6) months (or for such longer periods as the Lenders may, in their sole discretion agree), provided, however, that (a) at all times the Borrower must select an Interest Period for a portion of each Advance so that sufficient deposits shall mature on each Payment Date to cover the principal installments due on such dates and (b) no more than two (2) Interest Periods may be running simultaneously for the entire Term Loan Balance and no more than three (3) Interest Periods may be running at any one time for the entire Revolving Credit Facility Balance. No Interest Period may extend beyond the Final Payment Date. The Borrower shall give the Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period. If at the end of any then existing Interest Period the Borrower fails to give an Interest Notice, the relevant Interest Period shall be three (3) months. The Borrower's right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless the Lenders are satisfied that the necessary funds will be available to the Lenders for such period and that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing.

6.6 Interest Payments. The Borrower agrees to pay interest on each Advance on the last day of each Interest Period applicable to such Advance and at such other times as interest is required to be paid by each Lender on the deposits acquired thereby to fund the relevant Advance, or any portion thereof, as the case may be, and, in the event any Interest Period shall extend beyond three (3) months, three (3) months after the commencement of such Interest Period and each three (3) month anniversary thereafter until the end of the Interest Period; and

6.7 Payment on Banking Day. If interest would, under Section 6.6, be payable on a day which is not a Banking Day, it shall then be payable on the next following Banking

Day, unless such next following Banking Day falls in the following month in which case it shall be payable on the Banking Day immediately preceding the day on which such interest would otherwise be payable.

6.8 Calculation of Interest. All interest shall accrue and be calculated on the actual number of days elapsed and on the basis of a three hundred sixty (360) day year.

7. PAYMENTS

7.1 Place of Payments, No Set Off. All payments to be made hereunder by the Borrower shall be made to the Agent, not later than 11 a.m. New York time (any payment received after 11 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 200 Park Avenue, New York, New York 10166 or to such other office of the Agent as the Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction for, any Taxes, provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Agent or the Lenders hereunder, then the Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after any such withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrower shall promptly send to the Agent and the Lenders such documentary evidence for such withholding or deduction as may be required from time to time by the Agent or the relevant Lender, as the case may be.

7.2 Tax Credits. If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid (and such Lender agrees to use its best efforts to obtain the benefit of any such credit which may be available to it, provided it has knowledge that such credit is in fact available to it), then such Lender shall reimburse the Borrower for the amount of the credit so obtained. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes.

8. EVENTS OF DEFAULT

8.1 In the event that any of the following events shall occur and be continuing:

            (a) Non-Payment of Principal. Any principal of the Term Loan or the Revolving Credit Facility is not paid on the due date; or

            (b) Non-Payment of Interest or Other Amounts. Any interest on the Term Loan, the Revolving Credit Facility or any other amount becoming payable to the Agent, the Lenders or the Westhampton Trustee under any Financing Document is not paid on the due date or date of demand (as the case may be), and such default continues unremedied for a period of five (5) Banking Days; or

            (c) Representations. Any representation, warranty or other statement made by any Security Party in any Financing Document or in any other instrument, document or other agreement delivered in connection with any thereof proves to have been untrue or misleading in any material respect as of the date when made or confirmed; or

            (d) Covenants. Any Security Party defaults in the due and punctual observance or performance of any other term, covenant or agreement contained in any Financing Document or in any other instrument, document or other agreement delivered in connection herewith or therewith, or it becomes impossible or unlawful for any Security Party to fulfill any such term, covenant or agreement or there occurs any other event which constitutes a default under any Financing Document, in each case other than an Event of Default referred to elsewhere in this Section 8.1, and such default, impossibility and/or unlawfulness, in the reasonable opinion of the Majority Lenders, would be likely to have a material adverse effect on the rights of the Lenders, the Agent or the Westhampton Trustee under any Financing Document or on the rights of the Lenders, the Agent or the Westhampton Trustee to enforce any Financing Document, and continues unremedied or unchanged, as the case may be, for a period of thirty (30) days; or

            (e) Indebtedness. Any Security Party, Marine Car Carriers (MI) or any wholly owned subsidiary of any such party shall default in the payment when due (subject to any applicable grace period) of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or such Indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness and such party takes steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and the Security Party, Marine Car Carriers (MI) or subsidiary, as the case may be, shall set side on its books adequate reserves with respect thereto; or

            (f) Change of Control; Ownership or Management of Other Security Parties. There is a change of control of any Security Party and the Lenders have not prior thereto consented in writing to such change. As used herein, "change of control" means (i) with respect to Marine Transport Corporation, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated pursuant to the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of Marine Transport Corporation or (B) the Board of Directors of Marine Transport Corporation ceases to consist of a majority of the existing directors or directors elected by the existing directors (as used herein, "existing director" means each of the Directors of Marine Transport Corporation as of the date immediately following consummation of the transactions contemplated by the Acquisition Agreement) or (ii), with respect to any other Security

Party, any material change in the beneficial stock ownership, voting control or senior management of any of the Security Parties; or

            (g) US Citizenship. Any Security Party owning a United States flag Vessel ceases to be a United States of America citizen within the meaning of
Section 2 of the United States Shipping Act of 1916, as amended, qualified to operate vessels in the coastwise trade; or

            (h) Bankruptcy. Any Security Party or Marine Car Carriers (MI) commences any proceeding under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect ("Proceeding"), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of thirty (30) days or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of thirty (30) days or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or of, or for, any substantial portion of its property; or

            (i) Termination of Operations; Sale of Assets. Without the Agent's prior written consent, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of the any Security Party are seized or otherwise appropriated; or

            (j) Judgments. Any judgment or order is made which would render ineffective or invalid any Financing Documents; or

            (k) Inability to Pay Debts. Any Security Party or Marine Car Carriers (MI) is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party or Marine Car Carriers (MI); or

            (l) Change in Financial Position. Any change in the financial position of the Security Parties (taken as a whole) which, in the reasonable opinion of the Majority Lenders, shall have a material adverse effect on the ability of any Security Parties to perform its respective material obligations under any Financing Document; or

            (m) Relevant Contracts. Any of the Relevant Contracts or the MCCMI Shareholders Agreement is terminated or is materially amended or modified without the prior written consent of the Majority Lenders, or any party to a Relevant Contract defaults or ceases to perform under such agreement for any reason whatsoever and, with regard to any such termination, default or nonperformance of a Relevant Contract, the relevant Vessel shall not be engaged in an alternative employment, acceptable to the Lenders, under a contract, acceptable to the Lenders, within ninety (90) days of such termination, default or nonperformance; or

            (n) Key Management Agreements. Any of the Key Management Agreements (including any extensions or renewals thereof) is terminated prior to its stated termination date or is materially amended or modified without the prior written consent of the Majority Lenders, or any party to a Key Management Agreement defaults or ceases to perform under such agreement for any reason whatsoever and, as a result of such default or non-performance, the obligor under such agreement ceases to pay or be obligated to pay to the relevant Security Party, as the case may be, amounts payable by such obligor under such agreement; or

            (o) Related Credit Agreement, OMI COLUMBIA Loan Documents and Mortgage Securing OMI Debt. An "Event of Default" (as defined in any of the Related Credit Agreement, the OMI COLUMBIA Loan Documents or the Mortgage Securing the OMI Debt) shall have occurred and be continuing then the Lenders' obligation to make any Advances available shall cease and the Lenders may, by notice to the Borrower, declare the entire unpaid balance of the Term Loan, accrued interest, the entire Revolving Credit Facility Balance, accrued interest, and any other sums payable by the Borrower hereunder and under any other Financing Document due and payable, whereupon, the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the occurrence of an event specified in subsections (h) or (k) of this Section 8.1, the Notes shall be immediately due and payable without declaration or other notice to the Borrower. In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in any Financing Document, or in aid of the exercise of any power granted in any thereof, or the Lenders may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any of the Security Documents or by applicable law for the collection of all sums due, or so declared due, on the Notes, including, without limitation, the right to appropriate and hold, or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to the Lenders, the Agent or the Westhampton Trustee under any Financing Document (whether or not then due) all moneys and other amounts of the Borrower then or thereafter in possession of any Lender, the Agent or the Westhampton Trustee, the balance of any deposit account (demand or time, matured or unmatured) of the Borrower then or thereafter with any Lender, the Agent or the Westhampton Trustee and every other claim of the Borrower then or thereafter against any Lender, the Agent or the Westhampton Trustee.

8.2 Indemnification. The Borrower agrees to, and shall, indemnify and hold the Lenders, the Agent and the Westhampton Trustee harmless against any loss (excluding any consequential damages), as well as against any reasonable costs or expenses (including reasonable legal fees and expenses), which the Lenders, the Agent or the Westhampton Trustee sustains or incurs as a consequence of any default in payment of the principal amount of the Term Loan, the Revolving Credit Facility, interest accrued thereon or any other amount payable under any Financing Document, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Term Loan and/or the Revolving Credit Facility and/or any portion of either thereof. The certification of each Lender, the Agent or the Westhampton Trustee of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrower.

8.3 Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Lenders, the Agent or the Westhampton Trustee under or pursuant to this Agreement, any Notes, any Guaranty or any of the Security Documents after the occurrence and continuation of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Lenders in the following manner:

            (a) first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Lenders, the Agent or the Westhampton Trustee in connection with the ascertainment, protection or enforcement of its rights and remedies under any Financing Documents,

            (b) second, in or towards payment of any interest owing on the Term Loan and the Revolving Credit Facility,

            (c) third, in or towards repayment of principal owing in respect of the Term Loan and the Revolving Credit Facility,

            (d) fourth, in or towards payment of all other sums which may be owing to the Lenders, the Agent or the Westhampton Trustee under any Financing Document, and

            (e) fifth, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.

9. COVENANTS

9.1 The Borrower and, by their execution of the consent and agreement and assignment of account provided below, each of the Guarantors hereby covenants and undertakes with the Lenders and the Agent that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Term Loan, the Revolving Credit Facility or are otherwise owing under any Financing
Document:

            (A) it will, and will procure that each other Security Party will:

               (i) Performance of Agreements. Duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Lenders, the Agent and the Westhampton Trustee) of, the terms of the Financing Documents;

              (ii) Notice of Default, Litigation and Adverse Change. Promptly upon obtaining knowledge thereof, inform the Lenders of the occurrence of any
(a) Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) their respective litigation or governmental proceeding pending or threatened against it or against any of the Security Parties or Marine Car Carriers (MI) which could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of any thereof, and (c) other event or condition which is reasonably likely to have a material adverse effect on its ability, or the ability of the Security Parties as a group, to perform their respective obligations under any Financing Document;

             (iii) Obtain Consents. Without prejudice to Section 2.1(b) and this
Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties' respective obligations under the Financing Documents;

              (iv) Financial Information. At the expense of the Borrower, deliver to the Agent:

                  (a) as soon as available but not later than ninety (90) days after the end of each fiscal year of Marine Transport Corporation, a complete copy of the 10K report of Marine Transport Corporation filed with the United States Securities and Exchange Commission (including audited annual financial statements of Marine Transport Corporation together with a report thereon by an Acceptable Accounting Firm), which shall be prepared by Marine Transport Corporation and certified by the chief financial officer of Marine Transport Corporation together with a Compliance Certificate;

                  (b) as soon as available but not later than forty-five (45) days after the end of each quarter of each fiscal year of Marine Transport Corporation, a copy of the 10Q report of Marine Transport Corporation filed with the United States Securities and Exchange Commission which shall be prepared by Marine Transport Corporation and certified by the chief financial officer of Marine Transport Corporation, together, in each instance, with a Compliance Certificate of such chief financial officer in such form as the Lender may reasonably require;

                  (c) as soon as available, copies of all 8K reports filed by Marine Transport Corporation with the United States Securities and Exchange Commission;

                  (d) as soon as available but not later than thirty (30) days after the end of each month of each fiscal year of Marine Transport Corporation, unaudited monthly operating statements showing actual versus budgeted cash flow (itemized for each Vessel, Management Agreement and Vessel Agreement), accounts receivable and accounts payable balances and cash position for Marine Transport Corporation and its Subsidiaries, certified to be true and complete by the Chief Financial Officer of Marine Transport Corporation; and

                  (e) such other statements, lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Agent may from time to time reasonably request, certified to be true and complete by the Chief Financial Officer of Marine Transport Corporation;

               (v) U.S. Citizenship; Qualification to Own Foreign Flag Vessels. Continue to be, and cause each other Security Party or other Affiliate of the Borrower owning a United States flag Vessel to continue to be, a United States citizen within the meaning of Section 2 of the United States Shipping Act, 1916, as amended (46 U.S.C. ss.802), qualified to own and operate vessels in the coastwise trade of the United States of America and to cause each other Security Party or other Affiliate of the Borrower which is the registered owner of a Vessel registered under a flag other than the United States of America to continue to be duly qualified under the laws of such flag to be the registered owner and operator of a Vessel registered under such flag;

              (vi) Corporate Existence. Do or cause to be done, and procure that each Security Party shall do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, and all licenses, franchises, permits and assets necessary to the conduct of its business;

             (vii) Books and Records. Keep, and cause each other Security Party to keep, proper books of record and account into which full and correct entries shall be made in accordance with GAAP throughout the Security Period;

            (viii) Taxes and Assessments. Pay and discharge, and cause each other Security Party to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as (a) the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto or (b) where such failure to pay or discharge is not reasonably likely to, individually or in the aggregate, have a material adverse effect on the business, prospects or financial condition of the Marine Transport Corporation and its Subsidiaries taken as a whole;

              (ix) Inspection. Allow, and cause each other Security Party to allow, any representative or representatives designated by any Lender, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as any Lender may reasonably request;

               (x) Compliance with Statutes, etc. Do or cause to be done, and cause each other Security Party to do and cause to be done, all things necessary to comply with all material laws, and the rules and regulations thereunder, applicable to the Borrower or such other Security Party, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

              (xi) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Agent a certificate of the chief executive officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliate: (a) its receipt or the receipt by any other Security Party or any Environmental Affiliate of the Borrower or any other Security Party of any written communication whatsoever that alleges that such person is not in compliance with any applicable environmental law or environmental approval, if such noncompliance could reasonably be expected to have a material adverse effect on the business, assets, operations, property or financial condition of the Borrower or any other Security Party, (b) knowledge by it, or by any other Security Party or any Environmental Affiliate of the Borrower or any other Security Party that there exists any Environmental Claim pending or threatened against any such person, which could reasonably be expected to have a material adverse effect on the business, assets or operations, property or financial condition of the Borrower or any other Security Party, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it, any other Security Party or against any Environmental Affiliate of the Borrower or any other Security Party, if such Environmental Claim could reasonably be expected to have a material adverse effect on the business, assets or operations, property or financial condition of the Borrower or any other Security Party. Upon the written request by the Agent, it will submit to the Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

            (xii) ERISA. Forthwith upon learning of the occurrence of any material liability of the any Security Party or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal of any multi-employer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan for which any Security Party or any ERISA Affiliate is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Agent written notice thereof;

            (xiii) Vessel Management. Cause each of the Vessels to be managed by Marine Transport Corporation, by a wholly-owned subsidiary thereof or by third party manager reasonably acceptable to the Agent and procure that no agreements providing or governing the management of such vessels shall be amended or modified without the prior written consent of the Agent unless (in the case of management agreements other than Key Management Agreements) such amendment or modification would not, in the reasonable opinion of the Agent, adversely affect the economic interests of the Borrower or any other Security Party thereunder;

             (xiv) Cash. Maintain at all times on a consolidated basis, readily available Unrestricted Cash or Cash Equivalents of not less than the greater of
(a) Two Million Dollars ($2,000,000) and (b) ten percent (10%) of the Total Debt of Marine Transport Corporation (for purposes of determining compliance with this covenant, Unrestricted Cash or Cash Equivalents held by Marine Car Carriers
(MI) for the benefit of Marine Car Carriers (Del) shall be calculated on the basis of the Borrower's share of such sums after deduction of any taxes that would be payable (as of the time of determination) consequent upon the distribution and repatriation of such sums by Marine Car Carriers (MI) to Marine Car Carriers (Del));

              (xv) Working Capital. Maintain at all times on a consolidated basis, a positive working capital position (for purposes of determining compliance with this covenant, Unrestricted Cash or Cash Equivalents held by Marine Car Carriers (MI) shall be calculated on the basis of the Borrower's share of such sums after deduction of any taxes that would be payable (as of the time of determination) consequent upon the distribution and repatriation of such sums by Marine Car Carriers (MI) to Marine Car Carriers (Del));

             (xvi) Debt Service Coverage Ratio. Maintain on a consolidated basis, a ratio of EBITDA to scheduled payments of principal and interest in respect of consolidated Indebtedness of not less than, during the period commencing from the date hereof and ending on the second anniversary of the date hereof, 1.25 to 1.0, and, thereafter, 1.5 to 1.0, such ratio to be determined quarterly based on the scheduled principal and interest (assuming the then prevailing interest rates shall remain in effect for the next twelve (12) months) payments payable over the next twelve (12) month period;

            (xvii) Total Debt to EBITDA. Maintain on a consolidated basis, a ratio of Total Debt to EBITDA of not greater than, (x) during the period commencing from the date hereof and ending on the first anniversary of the date hereof, 3.25 to 1.0, (y) during the period commencing from the first anniversary of the date hereof and ending on the second anniversary of the date hereof, 3.0 to 1.0 and (z) thereafter, 2.5 to1.0;

           (xviii) Brokerage Commissions, etc. Indemnify and hold the Lenders, the Agent and the Westhampton Trustee harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby;

             (xix) Deposit Accounts; Assignment. Throughout the Security Period, maintain, and procure that each Security Party shall maintain its primary collection and revenue accounts with the Agent and shall procure, and shall cause each Security Party to procure that, all earnings of any Vessels shall be paid (without set-off or counterclaim) into such collection accounts. As security for the obligations of the Borrower hereunder, the Borrower hereby pledges, assigns and grants the Agent, on behalf of the Lenders, a security interest in all the Borrowers' right, title and interest in and to the aforesaid collection and disbursement accounts and consents that if an Event of Default shall occur and so long as the same shall be continuing, all moneys held in the said accounts and all moneys thereafter received by the Agent may be applied as provided in Section 8.3;

              (xx) Proceeds of Marine Car Carriers (MI). Promptly upon the direct or indirect acquisition, in the aggregate, by the Borrower, the Guarantors or any affiliate of any thereof of one hundred percent (100%) of the equity of Marine Car Carriers (MI) or one hundred percent (100%) of the assets thereof, grant, or procure the grant, to the Agent of a security interest in the assets of Marine Car Carriers (MI) in form and substance satisfactory to the Agent, it being hereby agreed by the Agent and the Lenders that, simultaneous with the investment of the assets of Marine Car Carriers (MI) into a new joint venture with a third party not affiliated with the Borrower or the Guarantors, such security interest shall be released and replaced with a negative pledge in form and substance satisfactory to the Agent;

            (xxi) Year 2000 Issue. The Borrower shall take, and shall cause each of the Guarantors to take, all necessary action to complete in all materials respects by September, 1999, the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Borrower and the guarantors or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such systems of the Borrower or any of the Guarantors interface) required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed. At the request of the Agent, the Borrower shall provide, and shall cause each of the guarantors to provide, to the Agent reasonable assurance of its compliance with the preceding sentence; and

            (xxii) ISM Code Matters. (a) Procure that the relevant Operator will, comply with, and ensure that (i) each Vessel will comply with the requirements of the ISM Code by not later than July 1, 1998, and (ii) any newly-acquired Vessel will comply with the requirements of the ISM Code within six (6) months (or such shorter period as may be required by applicable law or regulation) of its acquisition, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

                  (b) Procure that any Operator will, immediately inform the Agent if there is any threatened or actual withdrawal of its, DOC or the SMC in respect of any Vessel; and

                  (c) Procure that the relevant Operator will, promptly inform the Agent upon the issuance (i) to such Operator of a DOC and (ii) to the relevant Vessel of an SMC; and

            (xxiii) OMI COLUMBIA. Procure that promptly upon the acquisition of ownership of OMI COLUMBIA by OMI Challenger Transport (or any other Affiliate of the Borrower), such Guarantor shall execute and deliver a first preferred mortgage and assignments of earnings and insurances in respect of such Vessel in form and substance satisfactory to the Agent.

            (B) The Borrower will not, and will procure that no other Security Party will, without the prior written consent of the Agent:

               (i) Liens. Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any of such party's property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired except:

                  (a) liens for taxes not yet payable for which adequate reserves have been maintained;

                  (b) the Financing Documents and other liens granted in connection herewith in favor of the Lenders, the Agent or the Westhampton Trustee, as the case may be;

                  (c) liens, charges and encumbrances against their respective Vessels except those of the type and amounts permitted to exist under the terms of the Mortgages;

                  (d) pledges of certificates of deposit or other cash collateral securing any Security Party's reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of the Security Parties under 33 C.F.R.
                        Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

                  (e) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen's or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which any of the Security Parties is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

                  (f) liens on assets acquired with Permitted Third Party Debt and securing only the Permitted Third Party Debt incurred to acquire such assets;

                  (g) the Mortgages Securing the OMI Debt (and related assignments of marine insurances for the Vessels subject to such mortgages);

                  (h) other liens, charges and encumbrances incidental to the conduct of the business of each such party, the ownership of any such party's property and assets and which do not in the aggregate materially detract from the value of each such party's property or assets or materially impair the use thereof in the operation of its business

(items (a) through (h) are hereinafter collectively referred to as "Permitted Liens");

              (ii) Loans, Advances and Investments. Make any loans or advances to, or any investments in any Person, firm, corporation, joint venture or other entity (including, without limitation, any loan or advance to any officer, director, stockholder, employee or customer of any company affiliated with any Security Party) except for advances and investments in the ordinary course of its business and loans or advances to any Security Party;

             (iii) Indebtedness. Incur any Indebtedness except Permitted Indebtedness;

              (iv) Permitted Third Party Debt. Incur any Permitted Third Party Debt, unless in the case of any such indebtedness other than that supporting MARAD vessel management contracts;

                  (a) the Borrower and the Security Parties are in compliance with their covenants set forth in this Agreement,

                  (b) no Event of Default (or any event or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default) shall have occurred or will occur and be continuing before or after the incurrence of such Permitted Third Party Debt,

                  (c) the Borrower demonstrates to the satisfaction of the Agent, in its sole discretion, that the ratio of (1) projected EBITDA to be generated by the particular asset to be acquired with such Permitted Third Party Debt to (2) projected scheduled payments of interest and principal for such Permitted Third Party Debt shall be at least 1.0 to 1.0 over the entire term of such Permitted Third Party Debt and

                  (d) the Borrower demonstrates to the satisfaction of the Agent, in its sole discretion, that following the incurrence of such Permitted Third Party Debt, the Borrower and the Guarantors shall be in compliance with the financial covenants set forth in Sections 9.1(A)(xiv), (xv), (xvi) and (xvii) (for purposes of the calculations required by this clause (z), (1) EBITDA shall include the projected EBITDA to be generated by the particular asset to be acquired with such Permitted Third Party Debt, (2) Total Debt shall include the Permitted Third Party Debt to be incurred and (3) scheduled payments of interest and principal on Total Debt shall include projected scheduled payments of interest and principal for such Permitted Third Party Debt;

               (v) Guarantees, etc. Assume, guarantee or (other than in the ordinary course of its business) endorse or otherwise become or remain liable, in connection with any obligation of any person, firm, company or other entity except for guarantees, in connection herewith, in favor of the Lenders, the Agent or the Westhampton Trustee or guarantees of Permitted Indebtedness;

              (vi) Changes in Business. Change the nature of its business or engage in any businesses other than domestic and international marine transportation;

             (vii) Use of Corporate Funds. Pay out any funds to any company or Person except (a) as contemplated by the Acquisition Agreement (b) in the ordinary course of business in connection with the management of the business of the Security Parties, including the operation and/or repair of the Vessels and other vessels owned, managed or operated by such parties and (c) the servicing of Permitted Indebtedness provided, however, it shall not prepay any such Permitted Indebtedness (excluding the Indebtedness hereunder and under the Related Credit Agreement);

            (viii) Issuance of Shares. Permit any subsidiaries to issue or dispose of any shares of its own capital stock to any Person;

              (ix) Sale of Shares. Sell, assign, transfer, pledge or otherwise convey or dispose of any of the shares of the capital stock of any Security Parties or Marine Car Carriers (MI);

               (x) Sale of Assets. Sell, or otherwise dispose of, any Vessel, any shares in any subsidiary corporation or any other asset which represents all or a substantial portion of its assets taken as a whole; or

              (xi) Capital Expenditures. Make or commit to make any capital expenditures provided, however, that in no event shall this subsection (xi) preclude the Borrower or any other Security Party from undertaking necessary repairs and improvements to any Vessel the cost of which, for accounting purposes, is treated by the Borrower as a capital expenditure;

             (xii) Changes in Offices or Names. Change the location of the chief executive office of any Security Party, the office of the chief place of business of any such parties, the office of the Security Parties in which the records relating to the earnings or insurances of the Vessels are kept unless the Agent shall have received thirty (30) days prior written notice of such change;

            (xiii) Changes in Management. Make any material changes in the existing management of any Security Party;

             (xiv) Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it unless, in the case of the relevant Security Party, such company shall be the surviving entity;

              (xv) Chartering-in of Vessels. Except for the chartering-in of oil tankers by OMI Petrolink Corp., a Delaware corporation, in connection with the operation of its lightering business, charter-in any vessel under a charter having a term (inclusive of all extensions and renewals) of twelve (12) months or more;

             (xvi) Dividends. (x) Declare or make, and procure that no other Security Party shall declare or make to any party other than another Security Party, any distributions to its shareholders, by dividend or otherwise, or otherwise dispose of any assets to its shareholders in cash or in any other manner or (y) enter into, and procure that no other Security Party shall enter into, any agreement or arrangement (other than this Agreement and the Related Credit Agreement) which restricts or limits it or such other Security Party from making any such distributions to its immediate parent; and

            (xvii) Loan from Marine Car Carriers (MI). Procure that Marine Car Carriers (MI) shall not make any loans or advances to Marine Transport Corporation or any subsidiary, officer, director, shareholder or Affiliate thereof.

9.2 Vessel Valuations. At least every twelve (12) months commencing on the day falling twelve (12) months from the date hereof and in any event upon the request of the Agent, the Borrower shall obtain, at the Borrower's cost, valuations of the Vessels OMI COLUMBIA, charter-free, in Dollars from two independent shipbrokers satisfactory to the Agent. In the event the Borrower fails or refuses to obtain the valuations requested


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

pursuant to this Section 9.2 within ten (10) days of the Agent's request therefor, the Agent shall be authorized to obtain such valuations, at the Borrower's cost, from two independent shipbrokers selected by the Agent, which valuations shall be deemed the equivalent of valuations duly obtained by the Borrower pursuant to this Section 9.2, but the Agent's actions in doing so shall not excuse any default of the Borrower under this Section 9.2. The average of such two (2) valuations shall be the FMV of each Vessel.

9.3 Asset Maintenance. If at any time the Collateral Vessel Value (together with the value of any additional collateral theretofore provided under this Section) falls below one hundred fifty percent (150%) (the "Required Percentage") of an amount (the "Principal Exposure") equal to the aggregate of (a) the Term Loan Balance, (b) any Revolving Credit Facility Advances then outstanding, (c) any undrawn amounts then available under the Revolving Credit Facility, (d) the Related Indebtedness then outstanding and (e) any amounts then available to be drawn down pursuant to the Related Credit Agreement, the Borrower shall, within a period of thirty (30) days following receipt by the Borrower of written notice from the Agent notifying the Borrower of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrower), either (a) deliver to the Lenders, the Agent or the Westhampton Trustee as the case may be, such additional collateral, as may be satisfactory to the Agent in its sole discretion, of sufficient value to restore compliance with the Required Percentage or (b) prepay such part of the Term Loan (together with interest thereon and other moneys payable in respect of such prepayment pursuant to
Section 5.6) as shall result in the restoration of compliance with the Required Percentages. Any such prepayment of the Term Loan shall be applied as provided in Section 5.6. For purposes of calculating the Collateral Vessels Value under this Section 9.3, the value of the OMI COLUMBIA shall be deemed to be equal to the product of (1) the lightweight tonnage of such Vessel multiplied by (2)(x) One Hundred Twenty-Five Dollars or (y) if such Vessel is hereafter subject to legal restrictions as to the geographic location where such Vessel may be scrapped, a scrap price, reasonably deemed by the Agent to reflect a conservative average market scrap price for those jurisdictions in which, in the Agent's reasonable opinion, such Vessel may be scrapped in a commercially reasonable manner.

9.4 Inspection and Survey Reports. If the Agent shall so request, the Borrower shall provide the Agent with copies of all internally generated inspection or survey reports on the Vessels.

10. ASSIGNMENT

      This Agreement shall be binding upon, and inure to the benefit of, the Borrower, the Lenders, the Agent and the Westhampton Trustee and their respective successors and assigns, except that the Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Majority Lenders. In giving any consent as aforesaid to any assignment by the Borrower, the Lenders shall be entitled to impose such conditions as they shall deem advisable. Each Lender shall be entitled to assign the whole or any part of its rights or obligations under this Agreement or grant participation(s) in the Term Loan and the Revolving Credit Facility to any subsidiary, holding company or other affiliate of such Lender, to any subsidiary or other affiliate company of any thereof or to any other bank or financial institution, and such Lender shall forthwith give notice of any such assignment or participation to the Borrower provided, that, the relevant Lender assigns or participates, as the case may be, to its assignee or participant, (a) equal proportionate shares of such Lender's interest in both the Term Loan and the Revolving Credit Facility and (b), simultaneously with its assignment or participation of a share in the Indebtedness provided hereunder, an equal proportionate share in the Related Indebtedness in accordance with the provisions of the Related Credit Agreement and, provided, further, that in the event of any assignment by any Lender, such assignment (but not any participation) is to be made pursuant to an Assignment and Assumption Agreement. The Borrower will take all reasonable actions requested by the Agent, on behalf of such Lender.

11. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1 Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof (any such change or interpretation), a Lender has a good faith reasonable basis to conclude that it has become unlawful for it to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Borrower to that effect, whereafter the liability of such Lender to make its portion of the Term Loan and/or the Revolving Credit Facility available shall forthwith cease and the Borrower shall be required either to repay to such Lender that portion of the outstanding balance of the Term Loan and/or the Revolving Credit Facility funded by such Lender immediately or, with respect to the Term Loan, if the relevant Lender so agrees, to repay such portion of the Term Loan to such Lender on the last day of any then current Interest Period in accordance with and subject to the provisions of Section 11.5. In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay the Term Loan and/or the Revolving Credit Facility, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Term Loan and/or the Revolving Credit Facility available from another jurisdiction or otherwise restructuring such portion of the Term Loan and/or the Revolving Credit Facility on a basis which is not unlawful.

11.2 Increased Costs. If any change in applicable law, regulation or regulatory requirement, or in the interpretation or application thereof by any governmental or other authority, shall:

            (i) subject the Agent or any Lender to any Taxes with respect to its income from the Term Loan and/or the Revolving Credit Facility, or any part of either thereof, or

            (ii) change the basis of taxation to the Agent or any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of the Agent or such Lender, the jurisdiction of the principal place of business of the Agent or such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over the Agent or Lender (unless such jurisdiction is asserted by reason of the activities of any of the Security Parties) or such other jurisdiction where the Term Loan and/or the Revolving Credit Facility may be payable), or

            (iii) impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Lender, or

            (iv) impose on the Agent or any Lender any other condition affecting the Term Loan and/or the Revolving Credit Facility or any part of either thereof,

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part of either thereof or to reduce the amount of any payment received by the Agent or such Lender, then and in any such case if such increase or reduction in the opinion of the Agent or such Lender materially affects the interests of the Agent or such Lender under or in connection with this Agreement:

            (a) the Agent or such Lender, as the case may be, shall notify the Borrower of the occurrence of such event, and

            (b) the Borrower agrees forthwith upon demand to pay to the Agent or such Lender such amount as the Agent or such Lender certifies to be necessary to compensate the Agent or such Lender for such additional cost or such reduction.

11.3 Nonavailability of Funds. If the Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the LIBOR for any Interest Period, the Agent shall give notice of such determination to the Borrower. The Borrower and the Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for LIBOR which would otherwise have applied under this Agreement. If the Borrower and Agent are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the aggregate of (a) the cost to each Lender (as certified by such Lender) of funding the relevant Advance, (b) the then prevailing Margin and (c) in the case of Revolving Credit Facility Advances, one quarter of one percent (0.25%). In the event the state of affairs to which this Section 11.3 refers shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until circumstances are such that LIBOR may be determined pursuant to
Section 6.

11.4 Agent's Certificate Conclusive. A certificate or determination notice of the Agent or any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrower.

11.5 Compensation for Losses. Where the Term Loan and/or the Revolving Credit Facility or a portion of either thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the relevant Lender pursuant to this Agreement together with such amounts as may be certified by the relevant Lender to be necessary to compensate the Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion of either thereof for the remainder (if any) of the then current Interest Period or Periods, if any, but otherwise without penalty or premium.


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

12. CURRENCY INDEMNITY

12.1 Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "Judgment Currency") an amount due in Dollars under any Financing Document then the conversion shall be made, in the discretion of the Agent at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "Conversion Date"), provided that the Agent shall not be entitled to recover under this clause any amount in the Judgment Currency which exceeds at the Conversion Date the amount in Dollars due under any Financing Document.

12.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under any Financing Document in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

12.3 Additional Debt Due. Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Financing Documents.

12.4. Rate of Exchange. The term "rate of exchange" in this Section 12 means the rate at which the Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the Judgment Currency and includes any premium and costs of exchange payable in connection with such purchase.

13 FEES AND EXPENSES

13.1 Commitment Fee. The Borrower will pay to the Lenders a Commitment Fee at a rate, per annum, equal to forty percent (40%) of the aggregate of (a) the then applicable Margin and (b) one quarter of one percent (0.25%), accruing from the date hereof, payable quarterly in arrears from the date hereof and on the Final Payment Date, on the available but undrawn amount of the Revolving Credit Facility. The Commitment Fee shall accrue from day to day and be calculated on the actual number of days elapsed and a three hundred sixty (360) day year.

13.2 Facilities Fee. A Facilities Fee payable to the Lenders on the earlier of
(a) the date on which the Term Loans are repaid or prepaid in full or refinanced and (b) the second anniversary of the date hereof. The Facilities Fee shall be equal to the product of (x) Twenty-Four Million Dollars ($24,000,000) and (y), if such fee is payable on or before the day falling (i) six (6) months after the date hereof, one quarter of one percent (0.25%), (ii) twelve (12) months after the date hereof, one half of one percent (0.50%) or


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

(iii) twelve (12) months and one (1) day after the date hereof, three-quarters of one percent (0.75%).

13.3 Other Fees. The Borrower shall pay the fees set forth in the fee letter between the Borrower and the Agent dated the date hereof.

13.4 Expenses. The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Lenders, the Agent and the Westhampton Trustee for their payment of, the reasonable expenses of the Lenders, the Agent and the Westhampton Trustee incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the rights and remedies of any Lender, the Agent or the Westhampton Trustee with respect thereto or in the preservation of the priorities of the Lenders, the Agent or the Westhampton Trustee under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the counsel of the Lenders, the Agent and the Westhampton Trustee in connection therewith, as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Lenders, the Agent or the Westhampton Trustee for this transaction, all reasonable costs and expenses, if any, for the enforcement of the Financing Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Notes) herein contemplated and to hold the Lenders, the Agent and the Westhampton Trustee free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrower to the relevant Lender, the Agent or the Westhampton Trustee, as the case may be, when liability therefor is no longer contested by the Lenders, the Agent or the Westhampton Trustee, as the case may be, or reimbursed immediately by the Borrower to such Lender, the Agent or the Westhampton Trustee, as the case may be.

14. APPLICABLE LAW, JURISDICTION AND WAIVER

14.1 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without any reference to the conflicts of laws principles of such State.

14.2 Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Agent, any Lender or the Westhampton Trustee under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Borrower by mailing or delivering the same by hand to the Borrower at the address indicated for notices in Section
16.2. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Agent, the Lenders or the Westhampton Trustee) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Borrower will advise the Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders, the Agent or the Westhampton Trustee may bring any legal action or proceeding in any other appropriate jurisdiction.

14.3 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, THE OTHER SECURITY PARTIES, THE AGENT, THE WESTHAMPTON TRUSTEE AND THE LENDERS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY TO ANY FINANCING DOCUMENT AGAINST ANY OTHER PARTY TO ANY FINANCING DOCUMENT ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY FINANCING DOCUMENT.

15. THE AGENT

15.1 (a) Appointment of Agent. Each of the Lenders hereby irrevocably appoints and authorizes the Agent (which for purposes of this Section 15 shall be deemed to include the Agent acting in its capacity as security trustee pursuant to
Section 15.1(b)) to take such action as agent on its behalf and to exercise such powers under the Financing Documents as are delegated to the Agent by the terms hereof and thereof. Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under the Financing Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

      (b) Appointment of Security Trustee. Each of the Lenders irrevocably appoints the Agent as security trustee on their respective behalf with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Financing Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Financing Document), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, the Financing Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at


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

any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof). The Agent hereby accepts such appointment.

15.2 Distribution of Payments. Whenever any payment is received by the Agent from any Security Party for the account of the Lenders, or any of them, whether of principal or interest on the Notes, commissions, fees under Sections 13.1 or
13.2 and expenses under Section 13.4, or otherwise, it will thereafter cause to be distributed on the same day if received before 11 a.m. New York time, or on the next day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement.

15.3 Holder of Interest in Note. The Agent may treat each Lender as the holder of all of the interest of such Lender in the Note, until, in the case of an assignment, the Agent has received an original Assignment and Assumption Agreement executed by such Lender and its assignee.

15.4 No Duty to Examine, Etc. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of the Financing Documents or any instrument, document or communication furnished pursuant to or in connection with any Financing Document, and the Agent shall, in the absence of gross negligence, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

15.5 Agent as Lender. With respect to that portion of the Term Loan and the Revolving Credit Facility made available by it, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall include the Agent in its capacity as a Lender. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Security Parties as if it were not the Agent.

15.6 (a) Obligations of Agent. The obligations of the Agent under the Financing Documents are only those expressly set forth herein and therein.

      (b) No Duty to Investigate. The Agent shall not at any time be under any duty to investigate whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of any Financing Document by any Security Party.

15.7 (a) Discretion of Agent. The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Financing Documents, unless the Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that the Agent shall not be required


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

to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

      (b) Instructions of Majority Lenders. The Agent shall in all cases be fully protected in acting or refraining from acting under any Financing Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

15.8 Assumption re Event of Default. Unless the Agent has been notified by any Security Party that an Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing, except as otherwise provided in
Section 15.14 hereof, the Agent shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing. In the event that the Agent shall have been notified by any Security Party or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Agent shall notify the Lenders and shall take action and assert such rights under the Financing Documents as the Majority Lenders shall request in writing.

15.9 No Liability of Agent or Lenders. Neither the Agent nor any of the Lenders shall be under any liability or responsibility whatsoever:

      (a) to any Security Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under any Financing Document;

      (b) to any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under the Financing Documents; or

      (c) to any Lender or Lenders, for any statements, representations or warranties contained in any Financing Document or any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of any Financing Document or any document or instrument delivered in connection with the transactions hereby contemplated.

15.10 Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Agent in any way relating to or arising


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

out of any Financing Document, any action taken or omitted by the Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, any Financing Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

15.11 Consultation with Counsel. The Agent may consult with legal counsel selected by the Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

15.12 Resignation. The Agent may resign at any time by giving sixty (60) days' written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. The appointment of any successor Agent shall be subject to the prior written consent of the Borrower, such consent not be unreasonably withheld. After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

15.13 Representations of Lenders. Each Lender represents and warrants to each other Lender and the Agent that:

      (i) In making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or the Agent; and

      (ii) So long as any portion of its Commitment remain outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

15.14 Notification of Event of Default. The Agent hereby undertakes to notify promptly the Lenders, and the Lenders hereby undertake to notify promptly the Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which the Agent or any Lender has actual knowledge.

16. NOTICES AND DEMANDS

16.1 Notices in Writing. Every notice or demand under this Agreement shall be in writing and may be given or made by facsimile.


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

16.2 Addresses for Notice. Every notice or demand shall be sent as follows:

If to the Borrower:

                  c/o Marine Transport Corporation
                  1200 Harbour Boulevard, 9th Floor,
                  Weehawken, New Jersey 07087
                  Fax No.: 201-330-9645
                  Attn: General Counsel, P.N. Popov

If to the Agent (with copies to the Lenders):

                  200 Park Avenue
                  New York, New York 10166
                  Fax No.: 212-681-3900
                  Attn: Nikolai Nachamkin

If to the Lenders, to such Lender's address and fax number as set forth in
Schedule 1 (with a copy to the Agent).

Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

16.3 Notices Deemed Received. Every notice or demand shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day), in the case of a facsimile at the time of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent it shall be deemed to have been received on the next following Banking Day in such locality) and, in the case of a letter, at the time of receipt thereof.

17. MISCELLANEOUS

17.1 Time of Essence. Time is of the essence of this Agreement but no failure or delay on the part of the Lenders, the Agent or the Westhampton Trustee to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lenders, the Agent or the Westhampton Trustee of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.2 Unenforceable, etc., Provisions - Effect. In case any one or more of the provisions contained in any Financing Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the relevant Security Party,


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

but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

17.3 Indemnification. The Borrower and, by its execution and delivery of the Consent and Agreement set forth below, each of the other Security Parties jointly and severally agree to indemnify the Lenders, the Agent, the Westhampton Trustee, their respective successors and assigns, and their respective officers, directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the repayment of the Term Loan and the Revolving Credit Facility Advances) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security Party (or any charterer or other operator of any Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by the Lenders, the Agent, the Westhampton Trustee or their respective successors or assigns after any such foreclosure) and (3) the breach of any representation, warranty or covenant set forth in Sections 2.1 (p) or (q) or 9.1(A)(xi). If and to the extent that the obligations of the Security Parties under this Section are unenforceable for any reason, the Borrower and, by its execution and delivery of the Consent and Agreement set forth below, each of the other Security Parties jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The obligations of the Security Parties under this Section 17.3 shall survive the termination of this Agreement and the repayment to the Lender, the Agent and the Westhampton Trustee of all amounts owing to each thereof under or in connection herewith.

17.4 References. References herein to Sections and Schedules are to be construed as references to sections of, and schedules to, this Agreement.

17.5 Further Assurances. The Borrower agrees that if any Financing Document shall, in the reasonable opinion of the Agent, at any time be deemed by the Agent for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Agent may be required in order more effectively to accomplish the purposes of such Financing Document.

17.6 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Lenders, the Agent or the Westhampton Trustee, on the other part, whether written or oral, are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which


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

any Security Party and/or the Lenders, the Agent or the Westhampton Trustee are parties, which alone fully and completely express the agreements between the Security Parties, the Lenders, the Agent and the Westhampton Trustee.

17.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement and cannot be amended other than by written agreement signed by all such parties.

17.8 Headings. In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

            IN WITNESS whereof, each party hereto has caused this Agreement to be duly executed by its duly authorized representative on the day and year first above written.


                            MARINE TRANSPORT LINES, INC.


                            By:____________________________
                               Name:
                               Title:


                            By Special Authority for
                               DEN NORSKE BANK ASA


                            By:____________________________
                               Theodore S. Jadick
                               Senior Vice President
                                    New York Branch

                            By:____________________________
                               Nikolai Nachamkin
                               Vice President
                                    New York Branch


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

                              CONSENT AND AGREEMENT
                             AND ACCOUNT ASSIGNMENT

            Each of the undersigned, referred to in the foregoing Amended and Restated Term Loan and Revolving Credit Facility Agreement as the "Guarantors", hereby consents and agrees to said Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Agreement and particularly agree to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 2 and 9 of said Agreement to the same extent as if the undersigned were a party to said Agreement.

            In particular, but without limitation of the foregoing, each of the undersigned hereby covenants and agrees to maintain its primary collection and revenue accounts with the Agent and shall procure that all earnings of any Vessels shall be paid into such collection accounts. As security for its obligations under the Financing Documents, each of the undersigned hereby pledges, assigns and grants the Agent, on behalf of the Lenders, a security interest in all the undersigned's right, title and interest in and to the aforesaid collection and disbursement accounts and consents that if an Event of Default shall occur and so long as the same shall be continuing, all moneys held in the said accounts and all moneys thereafter received by the Agent may be applied as provided in Section 8.3 of the Agreement.

            Each of the undersigned which are Existing Guarantors, as defined in the Agreement hereby covenants and agrees that each of the Security Documents executed thereby pursuant to the Original Credit Agreement shall be amended to the extent that all references therein to the Credit Agreement, the Notes, the Guaranty, the Mortgages and the other Security Documents shall be deemed to refer to the Agreement, the Notes, the Guaranty and the Security Documents as the same are amended and restated or amended in accordance with the terms of the foregoing Agreement.

MARINE TRANSPORT                         OSWEGO CORPORATION
 MANAGEMENT, INC.

By:_________________________             By:___________________________
   Peter N. Popov                            Peter N. Popov
   Secretary                                 Secretary


OSWEGO CHEMICAL CARRIERS                 MARINE BARGE COMPANY
 CORPORATION

By:_________________________             By:___________________________
   Peter N. Popov                            Peter N. Popov
   Secretary                                 Secretary


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

MARINE CHEMICAL NAVIGATION               MARINE NAVIGATION SULPHUR
 CORPORATION                              CARRIERS, INC.

By:_________________________             By:___________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


MARINE SULPHUR SHIPPING                  MARINE ALASKA, INC.
 CORPORATION

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


OMI CHALLENGER TRANSPORT, INC.           OMI PETROLINK, CORP.

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


COURIER TRANSPORT, INC.                  INTREPID SHIP MANAGEMENT, INC.

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


PATRIOT TRANSPORT, INC.                  ROVER TRANSPORT, INC.

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


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

HARLINK CORP.                            OMIP, INC.

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


NUELINK CORP.                            OMI OFFSHORE MARINE SERVICES
                                          INC.

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


MARINE TRANSPORT CORPORATION             MARINE CAR CARRIERS INC., a
                                         Delaware corporation

By:_________________________             By:_________________________
   Peter N. Popov                           Peter N. Popov
   Secretary                                Secretary


                                       69